Exhibit 99.T3E

ARCH COAL, INC.

Offer to Exchange

8.000% Senior Secured Notes due 2022 (the “New Secured Notes”), an Interest Payment and a Cash Payment (each as defined below)
for

7.25% Senior Notes due 2020 (the “2020 Notes”) (CUSIP 039380 AC4) held by the Holder (as defined below)

You are receiving this notice because you are (i) a holder (a “Holder”) of 7.25% Senior Notes due 2020 (CUSIP No. 039380 AC4) (the “Old Notes”) of Arch Coal, Inc. (the “Company”), which were issued pursuant to the indenture, dated as of August 9, 2010, as supplemented by a first supplemental indenture dated as of August 9, 2010 by and among the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee and (ii) not an “Eligible Purchaser” (as defined in the Exchange Agreement attached hereto as Annex A) pursuant to evidence you have provided to us. We are offering, for each $1,000 of your Old Notes, to exchange (i) $837.38 in principal amount of 8.000% Senior Secured Notes due 2022  (the “New Secured Notes”), with terms set forth in the Description of Notes attached to the Exchange Agreement attached hereto as Annex A, (ii) a cash payment of 50% of the total amount of accrued and unpaid interest on the Old Notes from and including the prior interest payment date to, but excluding, the applicable closing date of this exchange (the “Interest Payment”), and (iii) a cash payment of $60 (the “Cash Payment”) if you agree to an exchange and execute an Exchange Agreement by 5:00 p.m. New York City time on July 17, 2015, or $30 if you agree to exchange thereafter but prior to midnight New York City time at the end of July 31, 2015. The Company calls this transaction the “Exchange Transaction.” If you wish to participate in the Exchange Transaction, please review the Exchange Agreement attached hereto as Annex A, which includes a summary of the terms of the New Secured Notes, carefully. Your participation in the Exchange Transaction will be conditioned upon your signing the Exchange Agreement in Annex A hereto and satisfaction of the conditions set forth therein, which shall constitute your implicit acceptance of the terms of the New Secured Notes as described in the Exchange Agreement. You will also be required to consent to certain amendments to the indenture governing your Old Notes to participate in this offer.  ONCE YOU AGREE TO EXCHANGE AND EXECUTE AN EXCHANGE AGREEMENT, YOU WILL NOT BE ABLE TO WITHDRAW YOUR AGREEMENT.

We are separately conducting an exchange offer for Eligible Purchasers under which we are offering them the same amount of cash but a different security. Closing of the Exchange Transaction will be conditioned upon closing of that transaction. We are separately seeking to conduct exchanges for notes of our other series, which could reduce our total amount of debt outstanding but increase the amount of debt that is secured by liens that rank ahead of the liens securing the New Secured Notes and will be effectively senior to the Old Notes.

The Company has filed with the Securities and Exchange Commission (“SEC”) an application on Form T-3 for qualification of the indenture governing the New Secured Notes under the Trust Indenture Act of 1939. The indenture will be filed as an exhibit to the Form T-3. No Exchange Transaction will occur, and no New Secured Notes will be issued, before this indenture has been so qualified.

You should read Arch’s filings with the SEC, available at www.sec.gov before deciding whether or not to exchange. We hereby incorporate by reference our annual report on Form 10-K for the year ended December 31, 2014, our quarterly report on Form 10-Q for the quarter ended March 31, 2015, our Current Reports on Form 8-K dated February 3, 2015, February 26, 2015, February 27, 2015, April 21, 2015, April 23, 2015, April 24, 2015, May 22, 2015, June 26, 2015 and July 2, 2015 and any subsequent filing we make with the SEC prior to the execution of your Exchange Agreement. The Company has not authorized anyone to provide you with any information or to make any representation not contained in this document or referred to herein. The Company does not take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. This document may only be used where it is legal to offer or sell the New Secured Notes. The information in this document may only be accurate as of its date.

The Company is relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Exchange Transaction from the registration requirements of the Securities Act. The Company has not filed and will not file a registration statement under the Securities Act or any other federal or state securities laws with respect to the New Secured Notes.

In making a decision in connection with the Exchange Transaction, noteholders must rely on their own examination of the Company and the terms of the Exchange Transaction, including the merits and risks involved. Noteholders should not construe the contents of this document as providing any legal, business, financial or tax advice. Each noteholder should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning the Exchange Transaction.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

July 6, 2015

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ANNEX A

[Exchange Agreement]

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FORM OF EXCHANGE AGREEMENT(1)

This Exchange Agreement (this “Agreement”) is made and entered into as of [•], 2015 by and between [•] (the “Holder”) and Arch Coal, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Holder currently holds an aggregate principal amount of the Company’s 7.25% Senior Notes due 2020 (CUSIP No. 039380 AC4) (the “Old Notes”) issued pursuant to the Indenture, dated as of August 9, 2010, as supplemented by a first supplemental indenture dated as of August 9, 2010 (together, the “Old Indenture”) by and among the Company, the subsidiary guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”) as set forth on Annex A hereto;

WHEREAS, the Company plans to issue 8.000% Senior Secured Notes due 2022, with terms substantially consistent with those set forth in the “Description of Notes” attached hereto as Annex C (the “New Notes”), pursuant to an indenture to be dated as of [•], 2015 among the Company, the Guarantors and U.S. Bank National Association, as trustee and collateral agent (the “Indenture”);

WHEREAS, concurrently with the Exchange Transaction (defined below) the Company and the Guarantors plan to enter into a supplemental indenture (the “Supplemental Indenture”) to give effect to the amendments to the Old Indenture set forth in Article III of this Agreement;

WHEREAS, the Holder desires to be issued the principal amount of New Notes as set forth on Annex A hereto pursuant to the terms of the Indenture, on the terms and conditions set forth in this Agreement, by exchanging its Old Notes for (i) New Notes at an amount equal to $837.38 principal amount of New Notes for each $1,000 principal amount of Old Notes exchanged, (ii) a cash payment of 50% of the total amount of accrued and unpaid interest on the Old Notes from and including the prior interest payment date to, but excluding, the Early Closing Date or the Final Closing Date, as applicable (the “Interest Payment”) and (iii) a cash payment of $60(2) (the “Cash Payment”) from the Company if this Agreement is signed prior to 5:00 p.m. New York City time July 17, 2015 (the “Exchange Transaction”);

NOW, THEREFORE, in consideration of the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

(1)  The actual Exchange Agreement executed with each Holder may differ from this form and may differ from any form executed with any Holder.

(2)  To be reduced to $30 if this Agreement is signed after 5:00 p.m. New York City time July 17, 2015 but on or before midnight New York City time at the end of July 31, 2015.

ARTICLE I
Exchange

Section 1.1                                    The Exchange.  On the Closing Date (as defined below) upon the terms and subject to the conditions of this Agreement, the Company shall (i) issue and exchange an aggregate principal amount of New Notes as set forth on Annex A hereto, guaranteed by the Guarantors, for an aggregate principal amount of Old Notes as set forth on Annex A hereto, (ii) pay, or cause to be paid, the Interest Payment to the Holder and (iii) pay, or cause to be paid, the Cash Payment to the Holder.  All questions as to the form of all documents and the validity and acceptance of the Old Notes and the New Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding.

Section 1.2                                    Closing.  The Company reserves the right to schedule closing for Old Notes tendered prior to 5:00 p.m. New York City time on July 17, 2015 on a date to be specified by the Company, subject to the satisfaction of all closing conditions, no later than [•], 2015 (the “Early Closing Date”).  The Closing for Old Notes tendered after 5:00 p.m. New York City time on July 17, 2015 but on or prior to midnight New York City time on July 31, 2015 (and if the Company does not exercise its right in the preceding sentence for Old Notes tendered after 5:00 p.m. New York City time on July 17, 2015 but on or prior to midnight New York City time on July 31, 2015) is anticipated to take place on a date to be specified by the Company, subject to the satisfaction of all closing conditions, no later than [•], 2015 (the “Final Closing Date”).  Closing will take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY, 10017, United States on the Early Closing Date, the Final Closing Date, or on such other date and at such other place as the parties may agree in writing (each such date, a “Closing Date”).  On the Closing Date, (i) the Holder shall deliver or cause to be delivered the Holder’s Old Notes to the Depository Trust Company (“DTC”) in accordance with the Deposit/Withdrawal at Custodian (“DWAC”) procedures, duly and validly endorsed to the Trustee’s account at the DTC Participant as set forth on Annex A hereto, (ii) the Company shall cause the Trustee to credit the Holder’s (or such other person’s) account at the DTC Participant as set forth on Annex A hereto, and (iii) the Company shall make the Interest Payment and Cash Payment by wire transfer of immediately available funds to the account specified by the Holder in Annex B hereto.  Upon confirmation by the Trustee of receipt and acceptance of the Holder’s Old Notes as transferred through the DWAC procedures of DTC and receipt by the Holder of the New Notes, Interest Payment and Cash Payment, the Company shall instruct the Trustee to cancel the Old Notes.

Section 1.3                                    Conditions to Closing.  The closing of the Exchange Transaction shall become effective upon the satisfaction of the following conditions:

(a)                                 The Holder, the Company and the Guarantors shall have executed and delivered to each other this Agreement.

(b)                                 The application on Form T-3 under the Trust Indenture Act of 1934, as amended, (the “Trust Indenture Act”) relating to the Indenture (the “Form T-3”) shall have been filed with the Securities and Exchange Commission (the “SEC”) and the Indenture shall be qualified under the Trust Indenture Act.

(c)                                  The Holder shall have duly and validly transferred, assigned and delivered to the Trustee the Old Notes being exchanged pursuant to this Agreement.

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(d)                                 The Company shall have paid, or caused to be paid, the Interest Payment and the Cash Payment.

(e)                                  The Company shall have executed and delivered the New Notes.

(f)                                   The Old Notes shall have been cancelled by the Trustee.

(g)                                  The Company shall have consummated its private offer to exchange 6.25% Trust Certificates due 2021 and a cash payment for its outstanding Old Notes held by eligible holders of Old Notes.

(h)                                 The Company, the Guarantors and the Trustee shall have entered into the Supplemental Indenture and the Supplemental Indenture shall be in full force and effect.

Section 1.4                                    Exchange of Additional Notes.  Simultaneously with, prior to or after the closing of the Exchange Transaction, subject to the terms of the Indenture, the Company may issue New Notes to one or more other holders of the Old Notes on terms similar to those set forth herein or otherwise.

ARTICLE II
Accrued and Unpaid Interest; Other Payments Satisfied; Waiver of Defaults and Other Claims

Section 2.1                                    Satisfaction of Payments. Subject to the terms of this Agreement, the Holder agrees that its acceptance of the New Notes satisfies in full all obligations to pay principal, interest and other payments to the Holder and all other amounts owed to the Holder arising out of or relating to the Old Notes, and releases the Company from all such obligations. The Holder further agrees to cooperate with the Company in executing any documentation and taking any other actions to effectuate any such release.

Section 2.2                                    Waiver of Claims. The Holder agrees that its acceptance of a New Note will constitute an express waiver with respect to all claims against the Company of any breach that may otherwise arise under the Old Notes, other than claims for payment of interest or principal.

ARTICLE III

Consent to Amendments to the Old Indenture

Section 3.1                                    Consent to Amendment.

(a)                                 The Holder agrees that, pursuant to Section 9.02 of the Old Indenture, the Holder consents (with respect to the entire aggregate principal amount of the Holder’s Notes set forth on Annex A) to each of the following amendments to the Old Indenture:

(i)                                     Section 1.01 of the Old Indenture shall be amended by deleting paragraph (t) under “Permitted Liens” in its entirety and replacing it with the following: (t) Liens not otherwise permitted by clauses (a) through (s) above securing Debt or other

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obligations in an aggregate principal amount not to exceed $200.0 million at the time such Debt is Incurred;

(ii)                                  Section 4.06 of the Old Indenture shall be amended by deleting paragraph (a) in its entirety and replacing it with the following: (a) Debt under Credit Facilities (including, without limitation, the Incurrence of Guarantees thereof) in an aggregate amount at any one time outstanding pursuant to this clause (a) not to exceed the greater of (i) 3,000.0 million, less the aggregate amount of all Net Available Cash from Asset Sales applied by Arch Coal or any Restricted Subsidiary to Repay any such Debt pursuant to Section 4.09 of the Indenture and (ii) an amount equal to 3.0 times Arch Coal’s EBITDA with respect to Arch Coal’s most recent four full fiscal quarters for which internal financial statements of Arch Coal are available, calculated on a pro forma basis consistent with the definition of Consolidated Interest Coverage Ratio; and

(iii)                               Section 4.06 of the Old Indenture shall be amended by deleting paragraph (l) in its entirety and replacing it with the following: (l) other Debt of Arch Coal or any Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed the greater of (1) $500.0 million and (2) 5% of Consolidated Net Tangible Assets.

(b)                                 The Holder acknowledges that agreement to the amendments to the Old Indenture described in Section 3.1(a) above is a condition to the Holder’s participation in the Exchange Transaction and receipt of New Notes.

ARTICLE IV
Representations, Warranties, and Covenants of the Holder

The Holder hereby makes the following representations, warranties, and covenants, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

Section 4.1                                    Existence and Power.

(a)                                 The Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize such execution, delivery and performance.

(b)                                 All governmental and other consents that are required to have been obtained by the Holder with respect to this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect and all conditions of any such consents required to be complied with on or prior to the date hereof have been complied with.

(c)                                  The execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby do not and will not constitute or result in a

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breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, any provision of its constitutional documents, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Holder or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Holder.

Section 4.2                                    Valid and Enforceable Agreement; Authorization.  This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity and public policy.

Section 4.3                                    Title to Old Notes.  The Holder is the sole legal and beneficial owner of Old Notes as of the date hereof and has good and valid title to the Old Notes, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.  The Holder has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Old Notes or its rights in such Old Notes, or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Old Notes.  The Holder will transfer and deliver to the Company on the Closing Date valid title to the Old Notes, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.

Section 4.4                                    Investment Decision.

(a)                                 The transactions contemplated hereby are intended to be exempt from registration by virtue of Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).  The Holder does not know of any reason why such exemption is not available.

(b)                                 The Holder understands, represents, warrants and agrees that the New Notes have not been registered under the Securities Act, or any other applicable securities laws and, accordingly, may be reoffered, resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to the Holder, and that none of the Company or the Guarantors has made or is making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Securities Act or any applicable state securities laws for the reoffer, resale, pledge or other transfer of any New Notes, or that any New Notes purchased by it will ever be able to be lawfully reoffered, resold, pledged or otherwise transferred. The New Notes will be subject to any transfer restrictions applicable to the Old Notes.  The Holder has not acted on behalf of the Company.

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(c)                                  The Holder understands that no federal or state agency has passed upon the merits or risks of any investment in the New Notes or made any finding or determination concerning the fairness or advisability of this investment.

(d)                                 The Holder also specifically acknowledges that the Company would not enter into this Exchange Agreement or the Exchange Transaction in the absence of the Holder’s representations and acknowledgments set out in this Exchange Agreement, and that this Exchange Agreement, including such representations and acknowledgments, are a fundamental inducement to the Company, and a substantial portion of the consideration provided by the Holder, in this transaction, and that the Company would not enter into this transaction but for this inducement.  The Holder agrees that if any of the representations or acknowledgements made by it are no longer accurate, or if any of the agreements made by it are breached, it shall promptly notify the Company.

Section 4.5                                    Information.  The Holder understands, warrants and agrees that (i) it has received and reviewed the information set forth in Annex C, Annex D and Annex E hereto, (ii) it has carefully reviewed the publicly available information regarding the Company and its subsidiaries and affiliates, has been furnished with all other materials that it considers relevant to an exchange of the Old Notes and an investment in the New Notes, and has had a full opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of an investment in the New Notes; (iii) there are risks incident to the acquisition of the New Notes, including, without limitation, those risks which are disclosed in the publicly available information regarding the Company, its subsidiaries and affiliates; and (iv) it has not relied on the Company or its representatives for any tax advice related to the Exchange Transaction and that it has consulted with its own tax advisor with respect to the application of the United States Federal income tax laws to its particular situation, as well as any tax consequences of the Exchange Transaction.

Section 4.6                                    No Solicitation.  The Holder acknowledges that it was not solicited by anyone on behalf of the Company (other than employees of the Company) to enter into the Exchange Transaction, and it has not solicited any other holder of the Company’s outstanding debt securities to participate in a similar transaction.

Section 4.7                                    No Advisory or Fiduciary Responsibility.  The Holder acknowledges and agrees that:  (i) any purchase of New Notes in the Exchange Transaction is an arm’s-length commercial transaction between the Holder, on the one hand, and the Company, on the other; (ii) none of the Company or any Guarantor has assumed an advisory, fiduciary or similar responsibility in favor of the Holder with respect to the Exchange Transaction or any purchase of New Notes contemplated thereby or the process leading thereto (irrespective of whether any of them has advised or is currently advising the Holder on other matters) or any other obligation to the Holder except, in the case of the Company, the obligations expressly set forth in this Agreement; and (iii) all claims, obligations, liabilities, demands or causes of action that may be based upon, arise under or relate to the Exchange Transaction or this Agreement, or their respective negotiation, execution or performance may be made only against the Company and the Guarantors, as applicable.

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Section 4.8                                    Eligible Purchaser. The Holder represents, warrants and agrees that it is not both (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and the rules and regulations thereunder and (ii) a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act and the rules and regulations thereunder (such person who would meet such requirements, an “Eligible Purchaser”).

Section 4.9                                    Mutual Agreement.  The terms of the Exchange Transaction have been mutually negotiated by the parties.

ARTICLE V
Representations, Warranties and Covenants of the Company

The Company hereby makes the following representations, warranties, and covenants each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

Section 5.1                                    Existence and Power.

(a)                                 The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware.  Each Guarantor is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.  The Company and each of the Guarantors has the power, authority and capacity to execute and deliver this Agreement, the Indenture and any other documentation required by this Agreement, and to perform its obligations hereunder, and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize such execution, delivery and performance.

(b)                                 The execution of this Agreement by the Company and the Guarantors, and the consummation by the Company and the Guarantors of transactions contemplated hereby, do not require the consent, approval, authorization, order, registration or qualification or other action of, or filing with or any notice to, the SEC or any other governmental authority, court, body or arbitrator having jurisdiction over the Company.

(c)                                  The execution, delivery and performance of this Agreement by the Company and the Guarantors, and the consummation by the Company and the Guarantors of the transactions contemplated hereby, do not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, or with the Company’s or the Guarantors’ Certificate of Incorporation or by-laws, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or the Guarantors, or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Company or any other party thereto.  To the knowledge of the Company, no Event of Default (as defined in the Old Notes) is continuing as of the date hereof.

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Section 5.2                                    Valid and Enforceable Agreement; Authorization.  This Agreement has been duly executed and validly authorized, and delivered by the Company and the Guarantors, and constitutes a legal, valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity and public policy.

Section 5.3                                    Valid Issuance of the New Notes.  The Indenture has been duly authorized, executed and delivered by the Company and each of the Guarantors and is a valid and binding obligation of the Company and the Guarantors.  The New Notes have been duly and validly authorized by the Company, and each of the Guarantors has duly and validly authorized its guarantee of the New Notes.  The New Notes, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will constitute legal and binding obligations of the Company and the Guarantors, be validly issued and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Holder, and enforceable against the Company and the Guarantors in accordance with their terms, except that such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity and public policy.  The New Notes will be entitled to the benefits of the Indenture.

Section 5.4                                    Trust Indenture Act.  The Form T-3 has been filed with the SEC.  On the Closing Date, the Indenture shall be qualified under the Trust Indenture Act and will conform in all material respects to the requirements of the Trust Indenture Act and the rules and regulations of the SEC applicable to an indenture which is qualified thereunder.

Section 5.5                                    DTC Clearance and Settlement.  The Company will arrange for the New Notes to be eligible for clearance and settlement through DTC.

Section 5.6                                    Mutual Agreement.  The terms of the Exchange Transaction have been mutually negotiated by the parties.

ARTICLE VI

Conditions to Obligations of the Parties

Section 6.1                                    Conditions to the Holder’s Obligations.  The obligations of the Holder as provided herein are subject to the performance by the Company and the Guarantors of their respective covenants and other obligations hereunder and to the additional condition that the representations and warranties of the Company and the Guarantors shall be true and correct at the Closing Date.

Section 6.2                                    Conditions to Company’s and Guarantors’ Obligations.  The obligations of the Company and the Guarantors herein are subject to the performance by the Holder of its

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respective covenants and other obligations hereunder and to the additional condition that the representations and warranties of the Holder shall be true and correct at the Closing Date.

Section 6.3                                    Condition to both Parties’ Obligations.  The obligations of the parties as provided herein are subject to the condition that no action shall have been taken or threatened and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that could reasonably be expected, as of the Closing Date, to render it inadvisable to continue with the commencement or consummation of the Exchange; and no injunction or order of any federal, state or foreign court shall have been issued that could reasonably be expected to, as of the Closing Date, to render it inadvisable to continue with the issuance or distribution of the New Notes in exchange for the Old Notes.

ARTICLE VII
Miscellaneous Provisions

Section 7.1                                    Notice.  All communications hereunder will be in writing and effective only on receipt, and, if sent to the Holder, will be mailed, delivered or telefaxed and confirmed to the Holder at the address set forth on Annex A hereto; or, if sent to the Company, will be mailed, delivered or telefaxed to Arch Coal, Inc., One CityPlace Dr., Suite 300, St. Louis, Missouri 63141, Telecopy No.: (314) 994-2734, Attention: Robert Jones, Esq., Senior Vice President — Law, General Counsel and Secretary.

Section 7.2                                    Entire Agreement.  This Agreement and the other documents and agreements executed in connection with the Exchange Transaction embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 7.3                                    Assignment; Binding Agreement.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.  Neither the Company nor the Holder shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

Section 7.4                                    Counterparts.  This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 7.5                                    Remedies Cumulative.  Except as otherwise provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies available at law.

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Section 7.6                                    Governing Law and Submission to Jurisdiction.  Any claim, controversy or dispute arising under or related to this Exchange Agreement shall be governed by and construed in accordance with the laws of the State of New York.  The Company and the Holder irrevocably agree to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of either party related to or arising out of this letter agreement or the performance of services hereunder.

Each of the parties hereto agrees that any suit, action or proceeding arising out of or based upon this letter agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York and in the courts of its own domicile in respect of actions brought against such party as a defendant and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any suit, action or proceeding and waives the right to any other jurisdiction that it may be entitled to by reason of its present or future domicile or other reason.  A final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the parties hereto and may be enforced in any other courts to whose jurisdiction the parties hereto are or may in the future be subject, by suit upon judgment.

Section 7.7                                    Third Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 7.8                                    Waiver; Consent.  This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.  No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.  Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.

Section 7.9                                    Word Meanings.  The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The singular shall include the plural, and vice versa, unless the context otherwise requires.  The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 7.10                                   No Broker.  No party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement other than such fees and expenses for which it

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shall be solely responsible, provided that the Company has hired [   ] as the exchange agent for the transactions contemplated by this Agreement.

Section 7.11                             Further Assurances.  The Holder and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party or the Trustee may reasonably request in connection with the transactions contemplated by this Agreement.

Section 7.12                             Costs and Expenses.  The Holder and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees.

Section 7.13                             Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.14                             Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 7.15                             Termination.  Prior to the effectiveness of closing of the Exchange Transaction, if the Company shall conclude that any of the conditions of this Agreement will not be satisfied, it may cause this Agreement to be terminated by giving notice to the Holder of such termination.  Upon termination of this Agreement, any Old Notes previously delivered for exchange under this Agreement will be returned to the Holder and no exchange or payment of any amount by the Company will be required.

11

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

[Holder]

By:
Name:
Title:

[Signature Page to the Exchange Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

THE COMPANY:

ARCH COAL, INC.

Name:
Title:

[Signature Page to the Exchange Agreement]

Annex A

Name of Holder: [•]

Address and Phone Number of Holder: [•]

DTC Delivery Instructions

Delivery of Old Notes

Old Notes will be delivered via a DWAC withdrawal by the Holder to the following account of the Trustee:

Principal Amount:	$[•]
CUSIP:	[•]
DTC #:	[•]
Name of Issue:	Arch Coal, Inc. 7.25% Senior Notes due 2020
FAST Transfer Agent #:	[•]

Issuance of New Notes

New Notes will be delivered via DTC to the following account of the Holder:

Principal Amount:	$[•]
Name of Bank/Broker:	[•]
DTC #:	[•]
Account No.:	[•]
Account Name:	[•]

ANNEX A-1

Annex B

Wire Instructions

For purposes of wiring the Interest Payment and Cash Payment to the Holder, please use the following wire instructions:

Bank:	[•]
Address:	[•]
ABA #:	[•]
SWIFT #:	[•]
Account Name:	[•]
Account #:	[•]
Ref:	[•]

ANNEX B-1

Annex C

[Description of Notes]

ANNEX C-1

DESCRIPTION OF NEW 2022 SECURED NOTES

Arch Coal will issue the 8.000% senior secured notes due 2022 (the “New 2022 Secured Notes”) under an Indenture to be dated as of the Issue Date (the “Indenture”), among Arch Coal, the Guarantors and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and collateral agent. The Notes will be issued in a private transaction that is not subject to the registration requirements of the Securities Act.  The Security Documents referred to under the caption “—Security” define the terms of the agreements that will secure the New 2022 Secured Notes and the Note Guarantees.

You can find the definitions of certain terms used in this description under the caption “Certain Definitions.” In this description, “Arch Coal” refers only to Arch Coal, Inc. and not to any of its subsidiaries, and the terms “Note” and “Notes” refer only to the New 2022 Secured Notes.

You are encouraged to read the Indenture and the Security Documents because they, and not this description, define your rights as a holder of the Notes. Copies of the Indenture and the Security Documents are available upon request to Arch Coal at the address indicated under “Where You Can Find Additional Information.”

Brief Description of the Notes and the Guarantees

The Notes

The Notes will:

•                  be Arch Coal’s general obligations;

•                  be secured by 1.5 Priority Liens, subject to the First Priority Liens securing obligations under the Amended and Restated Credit Agreement (including the New Term Loans and the New Revolving Loans) and the other First Lien Obligations and any Permitted Liens, on substantially all of the assets of Arch Coal and the Guarantors;

•                  be initially issued in an aggregate principal amount of up to $200.0 million in the Exchange Offer and the Concurrent Ineligible Holders Offer, subject to Arch Coal’s ability to issue additional notes under certain circumstances;

•                  rank equally in right of payment with any and all of Arch Coal’s existing and future Debt that is not subordinated in right of payment to the Notes, including the Arch Coal Senior Notes;

•                  be structurally subordinated to all existing and future Debt of Subsidiaries of Arch Coal that do not provide Note Guarantees, including the accounts receivable securitization program;

•                  be effectively junior to any secured Debt which is either secured by assets that are not Collateral or which is secured by a Lien senior or prior to the 1.5 Priority Liens, including the First Priority Liens securing obligations under the Amended and Restated Credit Agreements (including the New Term Loans and the New Revolving Loans) and any Permitted Liens, in each case, to the extent of the value of the assets securing such Debt;

•                  be effectively senior to all existing and future unsecured Debt of Arch Coal or Debt of Arch Coal with a Junior Priority Lien on the Collateral (as defined under the caption “—Security”) securing the Notes to the extent of the Collateral, including the Arch Coal Secured Notes;

•                  rank senior in right of payment with any and all of Arch Coal’s future Debt that is subordinated in right of payment to the Notes; and

•                  be initially guaranteed on a senior secured basis by the Subsidiaries of Arch Coal that guarantee the repayment of Debt under the Amended and Restated Credit Agreement or any capital markets Debt.

The Note Guarantees

Each Note Guarantee will:

•                  be a general obligation of the Guarantor that granted such Note Guarantee;

•                  be secured by 1.5 Priority Liens, subject to the First Priority Liens securing obligations under the Amended and Restated Credit Agreement (including the New Term Loans and the New Revolving Loans) and the other First Lien Obligations and any Permitted Liens, on substantially all of the assets of such Guarantor;

•                  be effectively junior to any secured Debt of such Guarantor which is either secured by assets that are not Collateral or which is secured by a Lien prior to the 1.5 Priority Liens, including the First Priority Liens securing obligations under the Amended and Restated Credit Agreement (including the New Term Loans and the New Revolving Loans) and any Permitted Lien, in each case, to the extent of the value of the assets securing such Debt;

•                  be structurally subordinated to all existing and future Debt of Subsidiaries of Arch Coal that do not provide Note Guarantees, including the accounts receivable securitization program;

•                  rank equally in right of payment with any and all of such Guarantor’s existing and future Debt that is not subordinated in right of payment to its Note Guarantee, including its Guarantee of the Arch Coal Senior Notes;

•                  rank senior in right of payment to any and all of such Guarantor’s future Debt that is subordinated in right of payment to its Note Guarantee; and

•                  rank effectively senior to all unsecured Debt of such Guarantor or Debt of such Guarantor with a Junior Priority Lien on the Collateral (to the extent of the value of the Collateral), including its Guarantee of the Arch Coal Secured Notes.

General

As of March 31, 2015, after giving effect to the Transactions (assuming (A) the exchange of $500 million aggregate principal amount of 2020 Notes in the Concurrent Exchange Offer and the Concurrent Ineligible Holders Offer, resulting in (i) the issuance of $180.0 million aggregate principal amount of Trust Certificates by the Trust (and Arch Coal’s issuance to the Trust as lender of $150.0 million aggregate principal amount of New Term Loans and $30.0 million aggregate principal amount of New Revolving Loans), and (ii) the issuance of $58.6 million aggregate principal amount of New 2022 Secured Notes by Arch Coal; and (B) the exchange of (i) $800.0 million aggregate principal amount of the Old 7.000% 2019 Notes, (ii) $300.0 million aggregate principal amount of Old 9.875% 2019 Notes and (iii) $150.0 million aggregate principal amount of the Old 7.250% 2021 Notes, resulting in the issuance of (x) $224.0 million aggregate principal amount of Trust Certificates by the Trust (and Arch Coal’s issuance to the Trust as lender of $224.0 million aggregate principal amount of New Revolving Loans), (y) $141.4 million aggregate principal amount of New 2022 Secured Notes by Arch Coal and (z) $150.0 million aggregate principal amount of New 2023 Secured Notes by Arch Coal):

•                  Arch Coal would have had $4.2 billion of indebtedness outstanding on a consolidated basis, excluding intercompany notes, including approximately $2.3 billion of indebtedness secured by First Priority Liens or assets that are not Collateral;

•                  on a combined basis, the Guarantors would have had total Debt of $36.5 million, excluding an intercompany note, the Note Guarantees, Guarantees of the Arch Coal Secured Notes, Guarantees of the Arch Coal Senior Notes and Guarantees under the Amended and Restated Credit Agreement; and

•                  on a combined basis, the Subsidiaries that will not guarantee the Notes would have had (i) no Debt, (ii) total liabilities of approximately $0.8 million, excluding intercompany payables, and (iii) total assets of approximately $220.5 million.

Not all of Arch Coal’s Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will be required to repay financial and trade creditors before distributing any assets to Arch Coal or a Guarantor. For the twelve months ended March 31, 2015, the non-guarantor Subsidiaries did not generate any of Arch Coal’s consolidated revenues.

As of the date of the issuance of the Notes, substantially all of Arch Coal’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Arch Coal will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Arch Coal’s Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture. Arch Coal’s Unrestricted Subsidiaries will not guarantee the Notes.

Holding Company Structure

Arch Coal is a holding company for its Subsidiaries and has no material operations of its own and only limited assets. Accordingly, Arch Coal is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations.

Principal, Maturity and Interest

Arch Coal is issuing up to $200.0 million aggregate principal amount of Notes in connection with the Transactions. In addition, subject to compliance with the limitations described under the captions “—Certain Covenants—Limitation on Debt” and “—Certain Covenants—Limitation on Liens,” Arch Coal may in the future issue an unlimited principal amount of additional Notes from time to time after this offering under the same Indenture (the “Additional Notes”) without the consent of the Holders. Any Additional Notes that Arch Coal issues in the future will be identical in all respects to the Notes and will form a single series with the Notes, except that Additional Notes issued in the future will have different issuance dates, may have different issuance prices and may not be fungible for trading purposes with the Notes. Any Additional Notes will be secured, equally and ratably with the Notes, by Liens on the Collateral described below under the caption “—Security.” Arch Coal will issue Notes only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will mature on August 15, 2022.

The Notes will bear interest at the rate of 8.000% per year, from the issue date or from the most recent date on which interest has been paid. Interest on the Notes will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2016. Arch Coal will pay interest to those persons who were Holders of record on the February 1 or August 1 immediately preceding each interest payment date. Interest on the Notes will accrue from the Issue Date or, if interest has already been paid, from the date of the last interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Note Guarantees

The Notes will initially be guaranteed by each Restricted Subsidiary of Arch Coal that guarantees Debt under the Amended and Restated Credit Agreement or any other capital markets Debt. The Guarantors will consist of substantially all of Arch Coal’s Subsidiaries. The Indenture will also require that each existing and future Restricted Subsidiary that is not otherwise a Guarantor that Guarantees or secures the payment of any other Debt of Arch Coal or any of its Restricted Subsidiaries under the Amended and Restated Credit Agreement or capital markets Debt will be required to Guarantee the Notes as described below under the caption “—Certain Covenants—Guarantors by Restricted Subsidiaries.” Each of the Guarantors will unconditionally guarantee, jointly and severally, on a senior second-lien basis with all other Guarantors, all of Arch Coal’s obligations under the Notes, including its obligations to pay principal, interest, and premium, if any, with respect to the Notes. The Note Guarantees will be general secured obligations of the Guarantors and rank pari passu with all existing and future Debt of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees. The obligations of each Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors—Risks Relating to the New Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require debtholders to return payments received or prevent debtholders from receiving payments.” Each Guarantor that makes a payment or distribution under a Note Guarantee will be entitled to a contribution from each other Guarantor in a pro rata amount, based on the net assets of each Guarantor determined in accordance with GAAP. Except as provided in “Certain Covenants— Limitation on Asset Sales,” Arch Coal will not be restricted from selling or otherwise disposing of any of the Guarantors.

The Indenture will provide that:

(i)                                     in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of the Capital Stock of any Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary, such Guarantor will be released and relieved of any obligations under its Guarantee; provided that the Net Available Cash from such sale or other disposition is applied in accordance with the applicable provisions of the Indenture. See “Certain Covenants—Limitation on Asset Sales;”

(ii)                                  upon the release or discharge of the Guarantee of the Amended and Restated Credit Agreement or the Guarantee of a Guarantor that resulted in the creation of the Note Guarantee of such Guarantor, except a discharge or release by or as a result of payment under such other Guarantee, such Guarantor will be released and relieved of any obligations under its Note Guarantee;

(iii)                               upon the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture, such Guarantor will be released and relieved of any obligations under its Note Guarantee; and

(iv)                              upon the satisfaction and discharge of the Indenture as described under “—Satisfaction and Discharge,” or upon the defeasance of the Indenture as described under “—Defeasance,” each Guarantor will be released and relieved of any obligations under its Note Guarantee.

Security

General

The Notes, the Note Guarantees and Arch Coal’s and the Guarantors’ Obligations under the Indenture will be secured by 1.5 Priority Liens on the Collateral (subject to Permitted Liens). The Collateral includes substantially all of the assets of Arch Coal and the Guarantors (including Arch Coal’s ownership interests in substantially all of its subsidiaries and certain real property that is owned or leased by Arch Coal or any Guarantor, including, but not limited to, the surface, coal and other mineral rights, interests and coal leases associated with such properties), but in any event not including Excluded Collateral. The security interests securing the Notes and the Note Guarantees will be second in priority to any and all security interests at any time granted to secure the First Lien Obligations and will also be subject to all other Permitted Liens. The security interests securing the Notes and the Note Guarantees will be senior in priority to any and all security interests granted to secure the Arch Coal Secured Notes and any other Junior Priority Obligations. The First Lien Obligations include the Amended and Restated Credit Agreement and related obligations. A Person holding such First Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral on behalf of Holders of the Notes.

“Excluded Collateral” means (i) all undeveloped land so long as such land is not used in connection with or related to any Mining Operation of Arch Coal or any Guarantor, neither Arch Coal nor any Guarantor has any logging or timber rights with respect to such land and such land does not secure First Lien Obligations; (ii) vehicles or other assets subject to certificates of title that do not secure First Lien Obligations; (iii) any other assets which, pursuant to the First Lien Obligations, are not required to be pledged for the benefit of the secured parties; (iv) those assets which, in the discretion of the administrative agent under the Amended and Restated Credit Agreement, the taking of Liens thereupon is impractical, prohibited by law or commercially unreasonable; (v) the assets of any non-guarantor Subsidiary; and (vi) any Capital Stock or other securities of any Foreign Subsidiaries (except for 65% of the Capital Stock or other securities in any first-tier Foreign Subsidiaries).

Arch Coal will be required to perfect on the Issue Date the security interests in the Collateral to the extent such security interests are not already perfected and to the extent they can be perfected by the filing of UCC-1 financing statements or the delivery of certificates representing Capital Stock or notes representing intercompany debt to the First Lien Agent who will hold such Collateral as gratuitous bailee and/or gratuitous agent on behalf of the Collateral Agent and the Holders of the Notes. To the extent any such security interest is not already perfected and cannot be perfected by such filing or delivery, Arch Coal will be required to use commercially reasonable efforts to have all security interests that are required by the Security Documents to be in place perfected as soon as practicable following the Issue Date, but in any event no later than 180 days after the Issue Date, except to the extent any such security interest cannot be perfected with commercially reasonable efforts or to the extent the Security Documents do not require perfection of the security interest. If Arch Coal, or any Guarantor, were to become subject to a bankruptcy proceeding, any Liens recorded or perfected after the Issue Date would face a greater risk of being invalidated than if they had been recorded or perfected on the Issue Date.

Subject to the foregoing, if property of the type which would constitute Collateral is acquired by Arch Coal or a Guarantor (including property of a Person that becomes a new Guarantor) that is not automatically subject to a perfected security interest under the Security Documents, then Arch Coal or such Guarantor will provide a 1.5 Priority Lien over such property (or, in the case of a new Guarantor, such of its property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by the Indenture or the Security Documents.

As set out in more detail below, upon an enforcement event or Insolvency or Liquidation Proceeding, proceeds from the Collateral will be applied first to satisfy First Lien Obligations and then ratably to satisfy obligations under the Notes and any Pari Passu Secured Debt. In addition, the Indenture will permit Arch Coal and the Guarantors to create additional Liens under specified circumstances. See the definition of “Permitted Liens.”

The Collateral is or will be pledged to (1) each collateral agent under the Amended and Restated Credit Agreement (the “First Lien Agent”), on a first priority basis, for the benefit of the First Lien Secured Parties or successor holders of the First Lien Obligations to secure the First Lien Obligations, (2) the Collateral Agent, on a second-priority basis, for the benefit of the Trustee and the Holders of the Notes and the holders of any Pari Passu Secured Debt to secure the 1.5 Lien Obligations, and (3) to the Collateral Agent on a third priority basis, for the benefit of the Junior Lien Secured Parties and the holders of any other Junior Lien Obligations. The 1.5 Lien Obligations will constitute claims separate and apart from (and of a different class from) the First Lien Obligations and Junior Lien Obligation. The 1.5 Liens will be junior and subordinate to the First Priority Liens in accordance with the terms of the New Intercreditor Agreement.

Control over Collateral and Enforcement of Liens; Application of Proceeds

The Security Documents will provide that, prior to the Discharge of First Lien Obligations, the First Lien Agent will have the sole power to exercise remedies against the Collateral (subject to the right of the Collateral Agent and the Holders of 1.5 Lien Obligations to take limited protective measures with respect to the 1.5 Priority Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Collateral.

Proceeds realized by the First Lien Agent or the Collateral Agent from the Collateral (including proceeds of Collateral in an Insolvency or Liquidation Proceeding) will be applied:

(1)                                 first, to amounts owing to the holders of the First Lien Obligations until the Discharge of First Lien Obligations;

(2)                                 second, to amounts owing to the Collateral Agent in its capacity as such in accordance with the terms of the Security Documents and to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture;

(3)                                 third, ratably to amounts owing to any representative for Pari Passu Secured Debt in their capacity as such in accordance with the terms of such Pari Passu Secured Debt;

(4)                                 fourth, ratably to amounts owing to the holders of 1.5 Lien Obligations in accordance with the terms of the Security Documents and the Indenture; and

(5)                                 fifth, to holders of Junior Priority Lien Obligations in accordance with the terms of the Junior Lien Documents; and

(6)                                 sixth, to Arch Coal and/or other persons entitled thereto.

None of the Collateral has been appraised in connection with the offering of the Notes or otherwise. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, our ability to implement our business strategy, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the Notes. In addition, the fact that the First Lien Lenders will receive proceeds from enforcement of the Collateral before Holders of the Notes, that other Persons may have Permitted Liens and that the 1.5 Priority Lien held by the Collateral Agent will secure any Pari Passu Secured Debt in addition to the Obligations under the Notes and the Indenture could have a material adverse effect on the amount that Holders of the Notes would receive upon a sale or other disposition of the Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Collateral pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the Notes. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

If the proceeds from a sale or other disposition of the Collateral were not sufficient to repay all amounts due on the Notes, the Holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of Arch Coal and the Guarantors.

To the extent that Liens (including Permitted Liens), rights or easements granted to third parties encumber assets located on property owned by Arch Coal or the Guarantors, including the Collateral, such third parties may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Collateral Agent, the Trustee or the Holders of the Notes to realize or foreclose on Collateral.

Certain Bankruptcy Limitations

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default in accordance with the terms of the New Intercreditor Agreement would be significantly impaired by bankruptcy law in the event that a bankruptcy case were to be commenced by or against Arch Coal or any Guarantor prior to the Collateral Agent’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the Notes are entitled, and unsecured claims with respect to such shortfall.

Release of Liens

The Security Documents and the Indenture will provide that the 1.5 Priority Liens securing the Note Guarantee of any Guarantor will be automatically released when such Guarantor’s Note Guarantee is released in accordance with the terms of the Indenture. In addition, the 1.5 Priority Liens securing the Obligations under the Notes and the Indenture will be released (a) in whole, upon a legal defeasance or a covenant defeasance of the Notes as set forth below under “—Defeasance,” (b) in whole, upon satisfaction and discharge of the Indenture, (c), in whole, upon payment in full of principal, interest and all other Obligations on the Notes issued under the Indenture, (d) in whole or in part, with the consent of the requisite Holders of the Notes in accordance with the provisions under “—Amendments and Waivers,” including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes; (e) in whole, upon the first date that the Notes have Investment Grade Ratings from both Rating Agencies and no Default or Event of Default has occurred and is continuing under the Indenture; and (f) in part, as to any asset constituting Collateral (A) that is sold or otherwise disposed of by Arch Coal or any of the Guarantors in a transaction permitted by the covenant described below under the caption “—Certain Covenants— Limitation on Asset Sales” and by the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by the Indenture and the Security Documents, if all other Liens on that asset securing the First Lien Obligations and any Pari Passu Secured Debt then secured by that asset (including all commitments thereunder) are released, (B) that is used to make a Restricted Payment or Permitted Investment permitted by the Indenture, (C) that becomes Excluded Collateral, (D) that is otherwise released in accordance with, and as expressly provided for in accordance with, the Indenture and the Security Documents.

Arch Coal must deliver an Officers’ Certificate to the Collateral Agent within 30 calendar days following the end of each six-month period beginning on each interest payment date, to the effect that all such releases and withdrawals during the preceding six-month period (or since the Issue Date, in the case of the first such Officers’ Certificate) as described in clause (e) of the preceding paragraph, were not prohibited by the Indenture.

New Intercreditor Agreement

On the Issue Date, Arch Coal, the Guarantors, the Collateral Agent and the First Lien Agent will enter into the New Intercreditor Agreement (together with each joinder, supplement, document or agreement pursuant to which Pari Passu Secured Debt will be subject to the same terms and conditions, the “New Intercreditor Agreement”), which will establish the junior-priority status of the 1.5 Priority Liens relative to the First Priority Liens. In addition to the provisions described above with respect to control of remedies, release of Collateral and amendments to the Security Documents, the New Intercreditor Agreement will also impose certain other restrictions and agreements, including the restrictions and agreements described below.

(1)                                 Pursuant to the New Intercreditor Agreement, the Collateral Agent, the Trustee, the Holders of the Notes and the holders of any Pari Passu Secured Debt will agree that the First Lien

Agent and the other First Lien Secured Parties have no fiduciary duties to them. The First Lien Agent will agree in the New Intercreditor Agreement to hold as a gratuitous agent for control and possession purposes, until the Discharge of First Lien Obligations, certain possessory collateral also for the benefit of the Trustee, the Collateral Agent and the holders of the 1.5 Lien Obligations.

(2)                                 In addition, the Collateral Agent, the Trustee and the Holders of the Notes and the holders of any Pari Passu Secured Debt will waive any claim against the First Lien Agent and the First Lien Lenders in connection with any actions they may take under the Amended and Restated Credit Agreement or with respect to the Collateral so long as such actions are in accordance with the terms of the New Intercreditor Agreement. They will further waive any right to assert, or request the benefit of, any marshalling or similar rights that may otherwise be available to them.

(3)                                 The New Intercreditor Agreement will provide for the right of the Collateral Agent and the holders of 1.5 Lien Obligations to exercise certain rights and remedies as unsecured creditors against Arch Coal or any Guarantor, subject to certain terms, conditions, waivers and limitations as more fully set forth in the New Intercreditor Agreement.

(4)                                 Pursuant to the New Intercreditor Agreement and until the Discharge of First Lien Obligations, the Collateral Agent and the Trustee, for itself and on behalf of the Holders of the Notes and the holders of any Pari Passu Secured Debt, will irrevocably constitute and appoint the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place of the Trustee, Collateral Agent, Holder of the Notes, holders of any Pari Passu Secured Debt or in the First Lien Agent’s own name, from time to time in the First Lien Agent’s discretion, for the limited purpose of carrying out the terms the New Intercreditor Agreement relating to the release of the 1.5 Priority Liens as permitted thereby, including releases upon sales due to enforcement of remedies or otherwise provided for in the New Intercreditor Agreement, to take any and all appropriate action and to execute any and all releases, documents and instruments which may be necessary or desirable to accomplish the purposes of such section of the New Intercreditor Agreement, including any financing statements, mortgage releases, intellectual property releases, endorsements or other instruments or transfer or release of such liens.

(5)                                 Notwithstanding (i) the time, manner, order or method of grant, creation, attachment or perfection, (ii) any conflict with applicable law, (iii) any defect, lapse, avoidance or ineffectiveness of any First Priority Liens or 1.5 Priority Liens, (iv) modification or refinancing of any First Lien Obligation or 1.5 Lien Obligation or any First Lien Document or documents governing 1.5 Lien Obligations, (v) the subordination of the First Priority Liens to a lien securing another obligation of Arch Coal or any Guarantor, (vi) the exchange of a security interest in any Collateral for security interest in other Collateral, (vii) the commencement of an Insolvency or Liquidation Proceeding or (viii) any other circumstance whatsoever, the First Priority Liens will rank senior to any 1.5 Priority Liens on the Collateral. The Collateral for the First Priority Liens and the 1.5 Priority Liens will at all times be the same, except to the extent agreed in the First Lien Documents and documents governing 1.5 Lien Obligations.

(6)                                 The Trustee, the Collateral Agent, the Holders and the holders of any Pari Passu Secured Debt will agree that (i) in certain circumstances, the holders under the First Priority Liens will be required by the terms thereof to be repaid with proceeds of dispositions of Collateral prior to repayment of the Indenture and any Pari Passu Secured Debt (subject to certain reinvestment provisions) and (ii) they will not accept payments from such dispositions of Collateral until applied to repayment of the First Priority Liens as so required. The Trustee, the Collateral Agent, the Holders and the holders of any Pari Passu Secured Debt will agree that if they receive payments at any time from the Collateral in contravention of the New Intercreditor Agreement, they will promptly turn such payments over to First Lien Obligation holders (through the First Lien Agent).

In addition, if Arch Coal or any Guarantor is subject to any Insolvency or Liquidation Proceeding, the Trustee, the Collateral Agent, the Holders and the holders of any Pari Passu Secured Debt will agree that:

(1)                                 they will not contest, protest or object to and will be deemed to have consented to Arch Coal’s or such Guarantor’s use of cash collateral if the First Lien Obligation holders consent to such usage;

(2)                                 they shall not seek or require Arch Coal or any Guarantor to provide any adequate protection, or accept any such adequate protection, for 1.5 Lien Obligations except that if, in connection with the use of Collateral constituting cash collateral by Arch Coal and the Guarantors or debtor-in-possession (“DIP”) financing provided to Arch Coal and the Guarantors, the First Lien Obligation holders are granted adequate protection in the form of additional collateral, then the Trustee may seek or request adequate protection in the form of a replacement or additional Lien on such additional collateral and the First Lien Obligation holders will not object to or otherwise contest (and, as necessary will consent to) such adequate protection, so long as all such replacement or additional Liens are fully junior and subordinate both to the Liens securing the First Lien Obligations (and are subject to the terms of the New Intercreditor Agreement) and to the Liens securing the DIP financing;

(3)                                 if the First Lien Obligation holders consent to a DIP financing, the Trustee and the holders of the 1.5 Lien Obligations will be deemed to have consented to, and will not object to, such DIP financing;

(4)                                 prior to the Discharge of First Lien Obligations, without the prior written consent of the First Lien Agent, they will not seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral or oppose any request by the First Lien Agent from relief from such stay;

(5)                                 they will not contest, protest or object to any sale or other disposition of the Collateral consented to by the First Lien Agent in writing and shall be deemed to have consented to and released the Liens securing the 1.5 Lien Obligations (provided that (x) pursuant to a court order, the Liens securing the 1.5 Lien Obligations attach to the net proceeds from such disposition with the same priority and validity as the Liens held by the Collateral Agent on such Collateral, and the Liens remain subject to the New Intercreditor Agreement and (y) the net proceeds of such sale or other disposition of the Collateral in excess of those necessary to achieve Discharge of the First Lien Obligations are distributed in accordance with the New Intercreditor Agreement and as provided under applicable law);

(6)                                 the 1.5 Lien Agent and the holders of the Notes and any Pari Passu Secured Debt may support any plan of reorganization in any Insolvency or Liquidation Proceedings; provided that (i) such plan provides for payment in full of First Lien Obligations, (ii) such plan and any filings, arguments or motions relating to such support are not adverse to the priority status, in accordance with the New Intercreditor Agreement, of the Liens securing the First Lien Obligations and the First Lien Secured Parties’ rights to exercise remedies or (iii) such plan is approved by the holders of First Lien Obligations; and

(7)                                 none of the Trustee, the Collateral Agent or any holder of 1.5 Lien Obligations may provide DIP financing to Arch Coal or any Guarantor.

Existing Intercreditor Agreement

On the Issue Date, Arch Coal, the Guarantors, the Collateral Agent and each First Lien Agent will enter into a joinder intercreditor agreement, (together with each joinder, supplement, document or agreement pursuant to which Pari Passu Secured Debt will be subject to the same terms and conditions, the “Existing Intercreditor Agreement”), which will establish the first-priority status of the First Priority Liens and the 1.5 Priority Liens relative to the Junior Priority Liens. The Existing Intercreditor Agreement will also impose certain other restrictions and agreements, including the restrictions and agreements described below. For purposes of the Existing Intercreditor Agreement only, the 1.5 Priority Liens and any Parri Passu Secured Debt will constitute First Priority Liens thereunder.

(1)                                 Pursuant to the Existing Intercreditor Agreement, the holders of the Junior Lien Obligations will agree that the First Lien Agent and the other First Lien Secured Parties (which, for purposes of that agreement, include the Collateral Agent and the holders of 1.5 Lien Obligations) have no fiduciary duties to them. The First Lien Agent agrees in the Existing Intercreditor Agreement to hold as a gratuitous agent for control and possession purposes, until the Discharge of First Lien Obligations, certain possessory collateral also for the benefit of the Trustee, the Collateral Agent, the holders of the 1.5 Lien Obligations and the holders of Junior Lien Obligations.

(2)                                 In addition, the holders of the Junior Lien Obligations waive any claim against the First Lien Agent and the First Lien Lenders in connection with any actions they may take under the Amended and Restated Credit Agreement or with respect to the Collateral so long as such actions are in accordance with the terms of the Existing Intercreditor Agreement. They will further waive any right to assert, or request the benefit of, any marshalling or similar rights that may otherwise be available to them.

(3)                                 The Existing Intercreditor Agreement will provide for the right of the holders of Junior Lien Obligations to exercise rights and remedies as unsecured creditors against Arch Coal or any Guarantor, subject to certain terms, conditions, waivers and limitations as more fully set forth in the Existing Intercreditor Agreement.

(4)                                 Pursuant to the Existing Intercreditor Agreement and until the Discharge of First Lien Obligations, the holders of any Junior Lien Obligations, irrevocably constitute and appoint the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place of the holders of any Junior Lien Obligations or in the First Lien Agent’s own name, from time to time in the First Lien Agent’s discretion, for the limited purpose of carrying out the terms the Intercreditor Agreement relating to the release of the Junior Priority Liens as permitted thereby, including releases upon sales due to enforcement of remedies or otherwise provided for in the Intercreditor Agreement, to take any and all appropriate action and to execute any and all releases, documents and instruments which may be necessary or desirable to accomplish the purposes of such section of the Existing Intercreditor Agreement, including any financing statements, mortgage releases, intellectual property releases, endorsements or other instruments or transfer or release of such liens.

(5)                                 Notwithstanding (i) the time, manner, order or method of grant, creation, attachment or perfection, (ii) any conflict with applicable law, (iii) any defect, lapse, avoidance or ineffectiveness of any First Priority Liens (including 1.5 Priority Liens) or Junior Priority Liens, (iv) modification or refinancing of any First Lien Obligation or Junior Lien Obligation or any First Lien Document or Junior Lien Document, (v) the subordination of the First Priority Liens to a lien securing another obligation of Arch Coal or any Guarantor, (vi) the exchange of a security interest in any Collateral for security interest in other Collateral, (vii) the commencement of an Insolvency or Liquidation Proceeding or (viii) any other circumstance whatsoever, the First Priority Liens will rank senior to any Junior Priority Liens on the Collateral. The Collateral for the First Priority Liens, the 1.5 Priority Liens and the Junior Priority Liens will at all times be the same, except to the extent agreed in the First Lien Documents and Junior Lien Documents.

(6)                                 The holders of any Junior Lien Obligations will agree that (i) in certain circumstances, the holders under the First Priority Liens will be required by the terms thereof to be repaid with proceeds of dispositions of Collateral prior to repayment of the Junior Lien Obligations (subject to certain reinvestment provisions) and (ii) they will not accept payments from such dispositions of Collateral until applied to repayment of the First Priority Liens as so required. The holders of Junior Lien Obligations will agree that if they receive payments at any time from the Collateral in contravention of the Existing Intercreditor Agreement, they will promptly turn such payments over to First Lien Obligation holders (through the First Lien Agent).

In addition, if Arch Coal or any Guarantor is subject to any Insolvency or Liquidation Proceeding, the holders of any Junior Lien Obligations will agree that:

(1)                                 they will not contest, protest or object to and will be deemed to have consented to Arch Coal’s or such Guarantor’s use of cash collateral if the holders of First Lien Obligations consent to such usage;

(2)                                 they shall not seek or require Arch Coal or any Guarantor to provide any adequate protection, or accept any such adequate protection, for Junior Lien Obligations except that if, in connection with the use of Collateral constituting cash collateral by Arch Coal and the Guarantors or debtor-in-possession (“DIP”) financing provided to the Issuer and the Guarantors, the First Lien Obligation holders are granted adequate protection in the form of additional collateral, then the holders of Junior Lien Obligations may seek or request adequate protection in the form of a replacement or additional Lien on such additional collateral and the First Lien Obligation holders will not object to or otherwise contest (and, as necessary will consent to) such adequate protection, so long as all such replacement or additional Liens are fully junior and subordinate both to the Liens securing the First Lien Obligations (and are subject to the terms of the Existing Intercreditor Agreement) and to the Liens securing the DIP financing;

(3)                                 if the First Lien Obligation holders consent to a DIP financing, the holders of the Junior Lien Obligations will be deemed to have consented to, and will not object to, such DIP financing;

(4)                                 prior to the Discharge of First Lien Obligations, without the prior written consent of the First Lien Agent, they will not seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral or oppose any request by the First Lien Agent from relief from such stay;

(5)                                 they will not contest, protest or object to any sale or other disposition of the Collateral consented to by the First Lien Agent in writing and shall be deemed to have consented to and released the Liens securing the Junior Lien Obligations (provided that (x) pursuant to a court order, the Liens securing the Junior Lien Obligations attach to the net proceeds from such disposition with the same priority and validity as the Liens held by the holders of Junior Lien Obligations on such Collateral, and the Liens remain subject to the Existing Intercreditor Agreement and (y) the net proceeds of such sale or other disposition of the Collateral in excess of those necessary to achieve Discharge of First Lien Obligations are distributed in accordance with the Existing Intercreditor Agreement and as provided under applicable law);

(6)                                 the Collateral Agent and any holder of any Junior Lien Obligations may support any plan of reorganization in any Insolvency or Liquidation Proceeding; provided that (i) such plan provides for payment in full of First Lien Obligations, (ii) such plan and any filings, arguments or motions relating to such support are not adverse to the priority status, in accordance with the New Intercreditor Agreement, of the Liens securing the First Lien Obligations and the First Lien Secured Parties’ rights to exercise remedies or (iii) such plan is approved by the holders of First Lien Obligations; and

(7)                                 no holder of Junior Lien Obligations may provide DIP financing to Arch Coal or any Guarantor.

No Impairment of the Security Interests

Except as otherwise set forth herein, neither Arch Coal nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes.

Further Assurances

Subject to the limitations described above under the caption “—General” and other exceptions and qualifications set forth herein, the Security Documents and the Indenture will provide that Arch Coal and the Guarantors will, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the 1.5 Priority Liens in the Collateral granted to the Collateral Agent and the priority thereof, and to otherwise effectuate the provisions or purposes of the Indenture and the Security Documents.

Optional Redemption

Except as set forth in the following two paragraphs, the Notes will not be redeemable at the option of Arch Coal prior to August 15, 2018. Starting on that date, Arch Coal may redeem all or any portion of the Notes, at once or over time, upon not less than 30 nor more than 60 days’ prior notice. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest, if any, due on the relevant interest payment date). The following prices are for Notes redeemed during the 12-month period commencing on August 15 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2018	104.00%
2019	102.00%
2020 and thereafter	100.00%

In addition, at any time and from time to time, prior to August 15, 2018, on one or more occasions, Arch Coal may redeem an aggregate principal amount of Notes not to exceed 35% of the aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the proceeds of one or more Equity Offerings, at a redemption price equal to 108.00% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding any Notes held by Arch Coal or any of its Subsidiaries). Any such redemption shall be made within 90 days after the date of the closing of such Equity Offering.

At any time prior to August 15, 2018, Arch Coal may, at its option, on one or more occasions redeem all or any portion of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of the date of redemption, and, without duplication, accrued and unpaid interest, if any, to the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Sinking Fund; Open Market Purchases

There will be no mandatory redemption or sinking fund payments for the Notes. Arch Coal may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control, unless Arch Coal has previously or concurrently mailed a redemption notice with respect to all outstanding Notes as described under “—Optional Redemption,” each Holder of Notes shall have the right to require Arch Coal to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). If the repurchase date is after a record date and on or before the relevant interest payment date, accrued and unpaid interest, if any, will be paid to the person or entity in whose name the Note is registered at the close of business on that record date, and no additional interest will be payable to Holders whose Notes shall be subject to repurchase.

Within 30 days following any Change of Control, Arch Coal shall:

(a)         cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(b)         send or cause to be sent, by first-class mail, with a copy to the Trustee, to each Holder of Notes, at such Holder’s address appearing in the Security Register, a notice stating:

(1)                                 that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all Notes properly tendered will be accepted for payment;

(2)                                 the Change of Control Purchase Price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed; and

(3)                                 the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

Arch Coal will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Arch Coal and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

With respect to the Notes, if Holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and Arch Coal, or any third party making a Change of Control Offer in lieu of Arch Coal as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, Arch Coal or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Purchase Price plus, to the extent not included in the Change of Control Purchase Price, accrued and unpaid interest, if any, thereon, to the date of redemption.

Arch Coal will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, Arch Coal will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

Arch Coal has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to certain covenants described below, Arch Coal could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect its capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of the Property of Arch Coal and its Restricted Subsidiaries, considered as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if Arch Coal and its Restricted Subsidiaries, considered as a whole, dispose of less than all of this Property by any of the means described above, the ability of a Holder of Notes to require Arch Coal to repurchase its Notes may be uncertain. In such a case, Holders of the Notes may not be able to resolve this uncertainty without resorting to legal action. In addition, Holders of Notes may not be entitled to require

Arch Coal to repurchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors of Arch Coal, including in connection with a proxy contest, where Arch Coal’s Board of Directors does not endorse a dissident slate of directors but approves them for purposes of the Indenture.

The Amended and Restated Credit Agreement provides that the debt thereunder be repaid upon the occurrence of certain events that would constitute a change of control thereunder. Future Debt of Arch Coal may contain similar provisions. In addition, Arch Coal’s ability to pay cash to Holders of Notes upon a repurchase may be limited by Arch Coal’s then existing financial resources. Arch Coal cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Arch Coal’s failure to repurchase Notes in connection with a Change of Control would result in a default under the Indenture. Such a default could, in turn, constitute a default under other debt of Arch Coal and its Subsidiaries. Arch Coal’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes. See “—Amendments and Waivers.”

Certain Covenants

Covenant Termination.  Set forth below are summaries of certain covenants that will be contained in the Indenture. Upon the first date (such date, the “Termination Date”) that:

(a)                                 the Notes have Investment Grade Ratings from both Rating Agencies; and

(b)                                 no Default or Event of Default has occurred and is continuing under the Indenture,

Arch Coal and its Restricted Subsidiaries will cease to be subject to the following provisions of the Indenture:

•                  “—Limitation on Debt;”

•                  “—Limitation on Restricted Payments;”

•                  “—Limitation on Asset Sales;”

•                  “—Limitation on Restrictions on Distributions from Restricted Subsidiaries;”

•                  “—Limitation on Transactions with Affiliates;”

•                  “—Designation of Restricted and Unrestricted Subsidiaries;” and

•                  clause (d) of the first paragraph of “—Merger, Consolidation and Sale of Property.”

In addition, upon the Termination Date, the 1.5 Priority Liens securing the Obligations under the Notes and the Indenture will be released.

As a result, the Notes will be entitled to substantially less protection from and after the date of termination of the covenants.

Limitation on Debt.  Arch Coal shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

(1)                                 such Debt is Debt of Arch Coal or a Guarantor, and, after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, Consolidated Interest Coverage Ratio of Arch Coal would be at least 2.0 to 1.0, or

(2)                                 such Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a)                                 Debt under Credit Facilities (including (i) the Notes issued on the Issue Date, (ii) the Arch Coal Secured Notes and (iii) the Incurrence of Guarantees of any Credit Facilities issued hereunder) in an aggregate principal amount at any one time outstanding pursuant to this clause (a) not to exceed the greater of (i) $3,000.0 million, less the aggregate amount of all Net Available Cash from Asset Sales applied by Arch Coal or any Restricted Subsidiary to Repay any such Debt pursuant to the covenant described below under the caption “—Limitation on Asset Sales” and (ii) an amount equal to 3.0 times Arch Coal’s EBITDA with respect to Arch Coal’s most recent four full fiscal quarters for which internal financial statements of Arch Coal are available, calculated on a pro forma basis consistent with the definition of Consolidated Interest Coverage Ratio;

(b)                                 [reserved]

(c)                                  Debt of Arch Coal or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt; provided that the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed, at any one time outstanding, the greater of (x) $750.0 million and (y) 7.5% of Consolidated Net Tangible Assets;

(d)                                 Debt of Arch Coal owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by Arch Coal or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to Arch Coal or a Restricted Subsidiary or any pledge of such Debt constituting a Permitted Lien) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(e)                                  Debt under Interest Rate Agreements entered into by Arch Coal or a Restricted Subsidiary in the ordinary course of business;

(f)                                   Debt under Currency Exchange Protection Agreements entered into by Arch Coal or a Restricted Subsidiary in the ordinary course of business;

(g)                                  Debt under Commodity Price Protection Agreements entered into by Arch Coal or a Restricted Subsidiary in the ordinary course of business;

(h)                                 Debt in connection with one or more standby letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by Arch Coal or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

(i)                                     Debt of Arch Coal or any Restricted Subsidiary under one or more unsecured commercial paper facilities in an aggregate amount pursuant to this clause (i) (including all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (i)) not to exceed $150.0 million at any one time outstanding;

(j)                                    Debt of Arch Coal or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (i) above or (k) through (r) below, including the Arch Coal Senior Notes and the related Guarantees thereof;

(k)                                 other Debt of Arch Coal or any Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed the greater of (1) $500.0 million and (2) 5.0% of Consolidated Net Tangible Assets;

(l)                                     Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (c), (i), (j), and this clause (l);

(m)                             Debt consisting of installment payment obligations owed to any governmental agency in connection with the acquisition of coal leases or oil, gas or other real property interests in the ordinary course of business;

(n)                                 Debt Incurred by Arch Coal or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Arch Coal or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary (other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock of a Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by Arch Coal or any Restricted Subsidiary thereof in connection with such disposition;

(o)                                 Debt Incurred by Arch Coal or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Debt is extinguished within five business days of its Incurrence;

(p)                                 Debt Incurred by Arch Coal to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(q)                                 Debt of a Receivables Subsidiary in respect of a Receivables Facility, which is non-recourse to Arch Coal or any other Restricted Subsidiary in any way other than Standard Securitization Undertakings;

(r)                                    Debt of Persons that are acquired by Arch Coal or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Debt is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, that, after giving effect to such acquisition and the Incurrence of such Debt, (x) Arch Coal would be permitted to Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant or (y) the Consolidated Interest Coverage Ratio of Arch Coal and its Restricted Subsidiaries would be equal to or greater than immediately prior to such acquisition or merger; or

(s)                                   Debt of Foreign Subsidiaries of Arch Coal in an aggregate principal amount outstanding at any one time not to exceed the greater of (1) $500.0 million and (2) 5.0% of Consolidated Net Tangible Assets.

Notwithstanding anything to the contrary contained in this covenant, accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced, plus the amount of any reasonable premium

(including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Debt.

The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.

For purposes of determining compliance with this covenant in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (s) above or is entitled to be incurred pursuant to clause (1) of the first paragraph of this covenant, Arch Coal shall, in its sole discretion, classify, and may later reclassify, such item of Debt in any manner that complies with this covenant. Notwithstanding the foregoing, Debt under the Amended and Restated Credit Agreement and the Notes, in each case outstanding on the Issue Date, will be deemed to have been Incurred on such date in reliance on the exception provided by clause (a) of the definition of Permitted Debt.

Limitation on Restricted Payments.  Arch Coal shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a)         a Default or Event of Default shall have occurred and be continuing;

(b)         Arch Coal could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “—Limitation on Debt;” or

(c)          the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Second Lien Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(1)                                 50% of the aggregate amount of Consolidated Net Income of Arch Coal accrued during the period (treated as one accounting period) from October 1, 2013 to the end of the most recent fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or if the aggregate amount of Consolidated Net Income of Arch Coal for such period shall be a deficit, minus 100% of such deficit), plus

(2)                                 100% of the Capital Stock Sale Proceeds, plus

(3)                                 the sum of:

(A)       the aggregate net cash proceeds received by Arch Coal or any Restricted Subsidiary from the issuance or sale after the Second Lien Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of Arch Coal, and

(B)       the aggregate net cash proceeds received by Arch Coal from the issuance and sale after the Second Lien Issue Date of Debt of Arch Coal or any Restricted Subsidiary that has been converted or exchanged for Capital Stock (other than Disqualified Stock) of Arch Coal, excluding, in the case of clause (A) or (B):

(x)         any such Debt issued or sold to Arch Coal or a Subsidiary of Arch Coal or an employee stock ownership plan or trust established by Arch Coal or any such Subsidiary for the benefit of their employees, and

(y)         the aggregate amount of any cash or other Property distributed by Arch Coal or any Restricted Subsidiary upon any such conversion or exchange;

plus

(4)                                 an amount equal to the sum of:

(A)       the net reduction in Investments in any Person other than Arch Coal or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to Arch Coal or any Restricted Subsidiary from such Person, and

(B)       the portion (proportionate to Arch Coal’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary of Arch Coal at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by Arch Coal or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing limitation, Arch Coal may:

(a)                                 pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(b)                                 make Restricted Payments in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Arch Coal (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Arch Coal or an employee stock ownership plan or trust established by Arch Coal or any such Subsidiary for the benefit of their employees); provided, however, that

(1)         such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

(2)         the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c) (2) above;

(c)                                  purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d)                                 repurchase shares of, or options to purchase shares of, common stock of Arch Coal or any of its Subsidiaries from current or former officers, directors or employees of Arch Coal or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that: (1) the aggregate amount of such repurchases shall not exceed $10.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years subject to a maximum of $20.0 million in any calendar year) and (2) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such repurchases shall be included in the calculation of the amount of Restricted Payments;

(e)                                  pay cash in lieu of fractional Capital Stock pursuant to the exchange or conversion of any exchangeable or convertible securities; provided, however, that such payment shall not be for the purpose of evading the limitation of this covenant (as determined by the Board of Directors in good faith); provided further, however, that such payments will be excluded in the calculation of the amount of Restricted Payments;

(f)                                   repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or other securities convertible into or exchangeable for Capital Stock of Arch Coal to the extent that such Capital Stock represents all or a portion of the exercise price thereof; provided, however, that such repurchase will be excluded in the calculation of the amount of Restricted Payments;

(g)                                  declare and pay dividends to holders of any class or series of Disqualified Stock of Arch Coal or any Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, in each case issued in accordance with the covenant described under “—Limitation on Debt”; provided, however, that 50% of such dividends shall be included in the calculation of the amount of Restricted Payments;

(h)                                 declare and pay dividends on Arch Coal’s common stock not to exceed the greater of (1) an annual rate of $0.60 per share (such amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or similar transaction occurring after the Second Lien Issue Date so that the aggregate amount of dividends permitted after such transaction is the same as the amount permitted immediately prior to such transaction), and (2) $150.0 million per full calendar year (in each case of clause (1) and (2) prorated for 2013 from the Second Lien Issue Date); provided however that any unused amounts in any calendar year may be carried over for the next succeeding calendar; provided further, that such dividends shall be excluded in the calculation of the amount of Restricted Payments; and

(i)                                     so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $400.0 million; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (a) through

(i) above, Arch Coal may, in its sole discretion, classify such Restricted Payment in any manner that complies with this covenant.

Limitation on Liens.  Arch Coal shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom; provided that Arch Coal and its Restricted Subsidiaries may Incur or suffer to exist, any Lien (in addition to Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary) that is not Collateral if it has made or will make effective provision whereby the Notes or any Note Guarantee will be secured by such Lien equally and ratably with all other Debt of Arch Coal or any Restricted Subsidiary secured by such Lien for so long as such other Debt is secured by such Lien; provided, however, that if such Debt is expressly subordinated to the Notes or any Note Guarantee, the Lien securing such Debt will be subordinated and junior to the Lien securing the Notes or such Note Guarantee, as the case may be, with the same relative priority as such Debt has with respect to the Notes or such Note Guarantee.

Limitation on Asset Sales.  Arch Coal shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a)                                 Arch Coal or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale (such Fair Market Value to be determined at the time of contractually agreeing to such Asset Sale);

(b)                                 at least 75% of the consideration paid to Arch Coal or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Cash Equivalents or Additional Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(i)             any liabilities of Arch Coal or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or the Note Guarantees and liabilities to the extent owed to Arch Coal or any Subsidiary of Arch Coal) that are assumed by the transferee of any Property or Capital Stock, as applicable, to the extent that Arch Coal and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and

(ii)          any securities, notes or other obligations received by Arch Coal or any such Restricted Subsidiary from such transferee that are converted by Arch Coal or such Restricted Subsidiary into cash within 180 days of receipt (to the extent of the cash received in that conversion); and

(c)                                  if such Asset Sale involves the disposition of Collateral, Arch Coal or such Guarantor (or the Restricted Subsidiary, as the case may be) has complied with the provisions of the Indenture and the Security Documents.

The Net Available Cash (or any portion thereof) from Asset Sales other than a sale of Collateral may be applied by Arch Coal or a Restricted Subsidiary to the extent Arch Coal or such Restricted Subsidiary elects (or is required by the terms of any Debt) to:

(a)                                 Repay any secured Debt (other than Subordinated Obligations) of Arch Coal or any Restricted Subsidiary, any Debt of a Restricted Subsidiary that is not a Guarantor (other than Debt owed to Arch Coal or another Restricted Subsidiary) or any Debt under the Amended and Restated Credit Agreement;

(b)                                 make a capital expenditure or reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Arch Coal or another Restricted Subsidiary); or

(c)                                  Repay other Pari Passu Debt; provided that Arch Coal shall also equally and ratably reduce Debt under the Notes through open-market purchases or by making an offer (in accordance with the procedures set forth below for a Prepayment Offer) to all Holders to purchase the pro rata principal amount of Notes, in each case at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The Net Available Cash (or any portion thereof) from Asset Sales that constitute the sale of Collateral may be applied by Arch Coal or a Restricted Subsidiary to the extent Arch Coal or such Restricted Subsidiary elects (or is required by the terms of any Debt) to:

(a)                                 repay First Lien Obligations; or

(b)                                 make a capital expenditure or reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Arch Coal or another Restricted Subsidiary); provided that such Additional Assets are pledged as Collateral under the Security Documents in the manner required under the Security Document.

Any Net Available Cash from an Asset Sale (other than an Asset Sale consisting of all of the Capital Stock of Mountain Coal Company, LLC) not applied in accordance with the preceding two paragraphs within 365 days from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of Arch Coal for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 365-day period and that shall not have been completed or abandoned shall constitute “Excess Proceeds;” provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute “Excess Proceeds” at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within twenty-four months from the date of the receipt of such Net Available Cash shall also constitute “Excess Proceeds.” Any Net Available Cash from an Asset Sale consisting of all of the Capital Stock of Mountain Coal Company, L.L.C. not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash shall be segregated from the general funds of Arch Coal and invested in cash or Cash Equivalents pending application in accordance with the preceding paragraph. Subject to the foregoing, Arch Coal or such Restricted Subsidiary may apply the Net Available Cash to temporarily reduce Debt outstanding under a revolving credit facility or otherwise invest such Net Available Cash in any manner not prohibited by the Amended and Restated Credit Agreement pending the final application of the Net Available Cash pursuant to this covenant.

When the aggregate amount of Excess Proceeds exceeds $50.0 million (or earlier at Arch Coal’s option, in which case Excess Proceeds shall be deemed to include any Net Available Cash Arch Coal elects to include in such repurchase offer), Arch Coal will be required to make an offer to repurchase (the “Prepayment Offer”) the Notes, and (a) in the case of Net Available Cash from Collateral, to the holders of any other Pari Passu Secured Debt containing provisions similar to those set forth in the Indenture with respect to asset sales or (b) in the case of any other Net Available Cash, to all holders of other Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to asset sales, in each case, which offer shall be in the amount of the Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders of Notes have been given the opportunity to tender their Notes for repurchase in accordance with the Indenture, Arch Coal or such Restricted Subsidiary may use such remaining amount for any purpose not prohibited by the Indenture, and the amount of Excess Proceeds will be reset to zero.

Within five business days after Arch Coal is obligated to make a Prepayment Offer as described in the preceding paragraph, Arch Coal shall send or arrange to be sent a written notice, by first-class mail, to the Holders of Notes, accompanied by such information regarding Arch Coal and its Subsidiaries as Arch Coal in good faith believes will enable such Holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

Arch Coal will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Arch Coal will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

The Amended and Restated Credit Agreement currently limits Arch Coal from purchasing any Notes, and also provides that certain asset sale events with respect to Arch Coal would constitute a default under the Amended and Restated Credit Agreement. Any future credit agreements or other agreements to which Arch Coal becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when Arch Coal is prohibited from purchasing Notes, Arch Coal could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Arch Coal does not obtain such a consent or repay such borrowings, Arch Coal will remain prohibited from purchasing Notes. In such case, Arch Coal’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.

Limitation on Restrictions on Distributions from Restricted Subsidiaries.  Arch Coal shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a)                                 pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to Arch Coal or any other Restricted Subsidiary;

(b)                                 make any loans or advances to Arch Coal or any other Restricted Subsidiary; or

(c)                                  transfer any of its Property to Arch Coal or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1)                                 with respect to clauses (a), (b) and (c), to restrictions:

(A)       in effect on the Issue Date (including, without limitation, restrictions pursuant to the Arch Coal Senior Notes and each of the Arch Coal Senior Notes Indentures, the Arch Coal Secured Notes and each of the Arch Coal Secured Notes Indentures, the Amended and Restated Credit Agreement, the Notes and the Indenture);

(B)       relating to any agreement or other instrument of a Restricted Subsidiary of Arch Coal and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Arch Coal;

(C)       that result from any amendment, restatement, renewal, replacement or refinancing of an agreement referred to in clause (1) (A) or (B) above or in clause (2) (A) or (B) below, provided such restrictions are not materially more restrictive, taken as a whole, than those under the agreement being amended, restated, renewed, refinanced or replaced;

(D)       existing under, or by reason of or with respect to applicable law, rule, regulation or order of any governmental authority;

(E)        on cash or other deposits or net worth imposed by customers or required by insurance surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(F)         relating to Debt of a Receivables Subsidiary or other contractual requirements of a Receivables Subsidiary in connection with a Receivables Facility; provided that such restrictions only apply to such Receivables Subsidiary or the receivables which are subject to the Receivables Facility;

(G)       with respect to any Person or the Property of a Person acquired by Arch Coal or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in anticipation of such acquisition, which restriction is not applicable to any Person or the Property of any Person, other than the Person, or the Property of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(H)      contained in customary provisions in asset sale agreements limiting the transfer of such Property or distributions or loans from the Property to be sold pending the closing of such sale;

(I)           contained in customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interest in, or assets of, such partnership, limited liability company, joint venture or similar Person; and

(J)           contained in agreements or instruments governing the Debt of a Restricted Subsidiary; provided that such restrictions contained in any agreement or instrument will not materially affect Arch Coal’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Board of Directors or the senior management of Arch Coal); and

(2)                                 with respect to clause (c) only, to restrictions:

(A)       relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to the covenants described under “—Limitation on Debt” and “—Limitation on Liens” that limit the right of the debtor to dispose of the Property securing such Debt;

(B)       resulting from customary provisions restricting subletting, assignment or transfer of any property or asset that is subject to a lease, license, sub-license or similar contract or customary provisions in other agreements that restrict assignment or transfer of such agreements or rights thereunder; or

(C)       customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

Limitation on Transactions with Affiliates.  Arch Coal shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of Arch Coal (an “Affiliate Transaction”) involving consideration in excess of $15.0 million, unless:

(a)                                 the terms of such Affiliate Transaction are not materially less favorable to Arch Coal or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Arch Coal;

(b)                                 if such Affiliate Transaction involves aggregate payments or value in excess of $50.0 million, the Board of Directors approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee; and

(c)                                  if such Affiliate Transaction involves aggregate payments or value in excess of $250.0 million, Arch Coal obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to Arch Coal or such Restricted Subsidiary or that such Affiliate Transaction is not materially less favorable to Arch Coal or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of Arch Coal.

Notwithstanding the foregoing limitation, Arch Coal or any Restricted Subsidiary may enter into or suffer to exist the following:

(a)                                 any transaction or series of transactions between Arch Coal and one or more Restricted Subsidiaries, or among Restricted Subsidiaries;

(b)                                 any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments” or Permitted Investments (other than pursuant to clause (b) or (c) of such definition);

(c)                                  any reasonable and customary employment, consulting, service or termination agreement, or indemnification agreement, entered into by Arch Coal or any of its Restricted Subsidiaries with officers, directors, employees and consultants of Arch Coal or any of its Restricted Subsidiaries and the payment of fees or compensation (including amounts paid pursuant to employment and related agreements and employee benefit plans) for the personal services of current or former officers, directors, employees and consultants of Arch Coal or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option, stock awards or similar plans);

(d)                                 loans and advances to employees made in the ordinary course of business permitted by law and consistent with the past practices of Arch Coal or such Restricted Subsidiary;

(e)                                  indemnities of officers, directors and employees of Arch Coal or any Restricted Subsidiary consistent with applicable charter, bylaw or statutory provisions;

(f)                                   agreements in effect on the Issue Date and any modifications, extensions or renewals thereto that are not materially less favorable taken as a whole to Arch Coal or any Restricted Subsidiary than such agreements as in effect on the Issue Date;

(g)                                  pledges of Capital Stock of Unrestricted Subsidiaries for the benefit of lenders to such Unrestricted Subsidiaries;

(h)                                 any transaction with a Receivables Subsidiary as part of a Receivables Facility and otherwise in compliance with the Indenture that are fair to Arch Coal or its Restricted Subsidiaries or not less favorable to Arch Coal or its Restricted Subsidiaries than those that might be obtained at the time with Persons that are not Affiliates of Arch Coal (as determined in good faith by the Board of Directors); and

(i)                                     transactions with Unrestricted Subsidiaries, customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable taken as a whole to Arch Coal or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by Arch Coal or such Restricted Subsidiary with an unrelated Person, as determined in good faith by Arch Coal.

Designation of Restricted and Unrestricted Subsidiaries.  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation (which would constitute an Investment in such Subsidiary) would not result in a breach of the covenant described under “—Limitation on Restricted Payments” or otherwise cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Arch Coal and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation as set forth under the definition of “Investment” and will reduce the amount available for Restricted Payments under the “—Limitation on Restricted Payments” covenant or Permitted Investments, as determined by Arch Coal. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors may also designate any Subsidiary of Arch Coal to be an Unrestricted Subsidiary if:

(a)                                 the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, Arch Coal or any other Restricted Subsidiary and is not required to be a Guarantor pursuant to the Indenture; and

(b)                                 either:

(1)         the Subsidiary to be so designated has total assets of $1.0 million or less; or

(2)         such designation is effective immediately upon such entity becoming a Subsidiary of Arch Coal.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of Arch Coal will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

In addition, neither Arch Coal nor any of its Restricted Subsidiaries shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary) except for a pledge of the Capital Stock of any Unrestricted Subsidiary for the benefit of such holders.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x)         Arch Coal could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “—Limitation on Debt,” and

(y)         no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation or redesignation by the Board of Directors will be evidenced by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a)                                 certifies that such designation or redesignation complies with the foregoing provisions; and

(b)                                 gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of Arch Coal in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of Arch Coal’s fiscal year, within 90 days after the end of such fiscal year).

Guarantees by Restricted Subsidiaries.  Arch Coal shall not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to Guarantee or secure the payment of any other Debt of Arch Coal or any of its Restricted Subsidiaries under the Amended and Restated Credit Agreement or any capital markets Debt unless within 15 days, such Restricted Subsidiary (a) executes and delivers a supplemental indenture to the Indenture within providing for a Note Guarantee of the payment of the Notes by such Restricted Subsidiary, (b) grants a Lien in the Collateral owned by such Restricted Subsidiary in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and (d) executes a joinder agreement to the Security Documents, agreeing to be bound thereby; provided that this paragraph shall not be applicable to:

(i)                                     any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(ii)                                  any Guarantee arising under or in connection with performance bonds, indemnity bonds, surety bonds or letters of credit or bankers’ acceptances or coal sales contracts; or

(iii)                               Permitted Liens.

If the Guaranteed Debt is a Subordinated Obligation, the Guarantee of such Guaranteed Debt must be subordinated in right of payment to the Note Guarantee to at least the extent that the Guaranteed Debt is subordinated to the Notes or the applicable Note Guarantee.

Merger, Consolidation and Sale of Property

Arch Coal shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Restricted Subsidiary of Arch Coal into Arch Coal) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a)                                 Arch Coal is the Surviving Person or the Surviving Person (if other than Arch Coal) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia; provided that at any time the Surviving Person is a partnership or a limited liability company, there shall be a co-issuer of the Notes that is a corporation that also satisfies the requirements of this covenant;

(b)                                 the Surviving Person (if other than Arch Coal) expressly assumes all obligations of Arch Coal under the Indenture, the Notes, the New Intercreditor Agreement, the Existing Intercreditor Agreement and the Security Documents, pursuant to agreements in form satisfactory to the Trustee and the Collateral Agent, as applicable;

(c)                                  immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c) and clause (d) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(d)                                 immediately after giving effect to such transaction or series of transactions on a pro forma basis, (1) at least $1.00 of additional Debt would be able to be Incurred under clause (1) of the first paragraph of the covenant described under “—Certain Covenants— Limitation on Debt” or (2) the Consolidated Interest Coverage Ratio of Arch Coal and its Restricted Subsidiaries would be equal to or greater than immediately prior to such transaction;”

(e)                                  Arch Coal shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied;

(f)                                   the Surviving Entity (if other than Arch Coal) causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Surviving Entity;

(g)                                  the Collateral owned by or transferred to the Surviving Entity shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens; and

(h)                                 the property and assets of the Surviving Entity, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture.

Clause (d) above of this paragraph shall not apply to (1) any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among Arch Coal and any of its Restricted

Subsidiaries or (2) a merger of Arch Coal with an Affiliate solely for the purpose of reincorporating Arch Coal in another jurisdiction.

Arch Coal shall not permit any Guarantor to consolidate with or merge with or into any Person or sell, assign, transfer, convey or otherwise dispose of, all or substantially all of its assets, in one or more related transactions, to any Person unless Arch Coal has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that the transaction complies with the following conditions and each of the following conditions is satisfied:

(a)                                 the other Person is Arch Coal or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(b)                                 (1) either (x) the Guarantor shall be the Surviving Person or (y) the entity formed by such consolidation or into which the Guarantor is merged, expressly assumes, by a Guarantee or a supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such surviving Person the due and punctual performance and observance of all the obligations of such Guarantor under the Note Guarantee;

(2)         the Surviving Person, if other than the Guarantor, causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such entity; and

(3)         the Surviving Person, if other than the Guarantor, is a corporation or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia and immediately after giving effect to the transaction and any related Incurrence of Debt of, no Default or Event of Default shall have occurred and be continuing; or

(c)                                  the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to another Guarantor) and at the time of such transaction after giving pro forma effect thereto, the provisions of clause (c) of the first paragraph of this covenant would be satisfied, the transaction is otherwise permitted by the Indenture.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of Arch Coal under the Indenture (or of the Guarantor under the Note Guarantee, as the case may be), but Arch Coal, in the case of:

(a)         a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of Arch Coal as an entirety or virtually as an entirety); or

(b)         a lease, shall not be released from any of the obligations or covenants under the Indenture.

SEC Reports

Notwithstanding that Arch Coal may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Arch Coal shall file with the Commission and, if not filed electronically with the Commission, will provide to the Trustee (within 15 days after it would have been required to file with the Commission) such quarterly and annual information that would be required to be contained in a filing with the Commission on Forms 10-K and 10-Q, as if Arch Coal where required to file such forms; provided, however, that Arch Coal shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings; provided further, however, that Arch Coal will be required to provide to the Trustee any such quarterly and annual information, documents or reports that are not are so filed.

In addition, Arch Coal and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the Commission the reports required by the preceding paragraph, they will furnish to Holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

Events of Default

Events of Default in respect of the Notes include:

(1)                                 failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(2)                                 failure to make the payment of any principal of, or premium, if any, on, the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, optional redemption, required repurchase or otherwise;

(3)                                 failure to comply with the covenant described under “—Repurchase at the Option of Holders Upon a Change of Control,” “—Certain Covenants—Limitation on Asset Sales” and —Merger, Consolidation and Sale of Property;”

(4) failure to comply with the covenant described under “—SEC Reports” for 120 days after written notice is given to Arch Coal as provided below;

(5)                                 failure to comply with any other covenant or agreement in the Notes, the Indenture or the Note Guarantees (other than a failure that is the subject of the foregoing clause (1), (2), (3) or (4)), and such failure continues for 60 days after written notice is given to Arch Coal as provided below;

(6)                                 a default under any Debt by Arch Coal or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $100.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(7)                                 any final judgment or judgments for the payment of money in an aggregate amount in excess of $100.0 million (or its foreign currency equivalent at the time), to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that shall be rendered against Arch Coal or any Restricted Subsidiary and that shall not be waived, satisfied, stayed or discharged for any period of 60 consecutive days after the date on which the right to appeal has expired (the “judgment default provisions”);

(8)                                 certain events involving bankruptcy, insolvency or reorganization of Arch Coal, any Guarantor or any other Significant Subsidiary (the “bankruptcy provisions”);

(9)                                 any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason (other than in accordance with the provisions of the Indenture) to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under any Note Guarantee; and

(10)  unless all of the Collateral has been released from the 1.5 Priority Liens in accordance with the provisions of the Security Documents, (x) default by Arch Coal or any Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the 1.5 Priority Liens on any Collateral, individually or in the aggregate, having a fair market value in excess of $100.0 million, (y) the repudiation or disaffirmation by Arch Coal or any Guarantor of its material obligations under the Security Documents or (z) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against Arch Coal or any Guarantor party thereto for any reason with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $100.0 million, in each case, which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after Arch Coal receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes and demanding that such default be remedied.

A Default under clauses (3) or (4) is not an Event of Default until the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify Arch Coal of the Default and Arch Coal does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

Arch Coal shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice or the lapse of time or both would become an Event of Default, its status and what action is being taken or proposed to be taken with respect thereto.

If an Event of Default with respect to the Notes (other than an Event of Default resulting from the bankruptcy provisions) shall have occurred and be continuing, the Trustee or the registered Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default under the bankruptcy provisions shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered Holders of at least a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under the first paragraph above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default or failure to make payment triggering such Event of Default pursuant to clause (6) shall be remedied or cured by Arch Coal or a Restricted Subsidiary or waived by the holders of the relevant Debt within 20 days after the declaration of acceleration of the Notes with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Notes, unless such Holders shall have offered to the Trustee indemnity satisfactory to it. Subject to such provisions for the indemnification of the Trustee, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No Holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)                                 such Holder has previously given to the Trustee written notice of a continuing Event of Default;

(b)                                 the registered Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made a written request and offered indemnity satisfactory to the Trustee to institute such proceeding as Trustee; and

(c)                                  the Trustee shall not have received from the registered Holders of at least a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

Subject to certain exceptions, (a) Arch Coal and the Trustee with the consent of the registered Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) may amend the Indenture and the Notes or the Note Guarantees and the registered Holders of at least a majority in aggregate principal amount of the Notes outstanding may waive any past default or compliance with any provisions of the Indenture, the Notes or the Note Guarantees (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each Holder of an outstanding Note) and (b) Arch Coal, the Guarantors and the Collateral Agent may amend or otherwise modify in any manner the Security Documents or the obligations thereunder with the consent of the registered Holders of at least a majority in aggregate principal amount of the outstanding Notes and Pari Passu Secured Debt, voting as one class. However, without the consent of each Holder of an outstanding Note, no amendment may, among other things,

(1)                                 reduce the amount of Notes whose Holders must consent to an amendment or waiver;

(2)                                 reduce the rate of, or extend the time for payment of, interest on any Note;

(3)                                 reduce the principal of, or extend the Stated Maturity of, any Note;

(4)                                 make any Note payable in money other than that stated in the Note;

(5)                                 impair the right of any Holder of the Notes to receive payment of principal of, premium, if any, and interest, on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(6)                                 reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed (other than any notice provisions), as described under “—Optional Redemption;”

(7)                                 reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer;

(8)                                 at any time after Arch Coal is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto;

(9)                                 modify or change any provision of the Indenture affecting the ranking of the Notes or the Note Guarantees in a manner adverse to the Holders of the Notes; or

(10)  release any Guarantor from any of its obligations under its Note Guarantee or the Indenture other than in accordance with the provisions of the Indenture, or amend or modify any provision relating to such release.

In addition, any amendment to, or waiver of the provisions of (1) the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes other than in accordance with the Indenture and the Security Documents or (2) the New Intercreditor Agreement or the Existing Intercreditor Agreement in any manner adverse in any material respect to the Holders of the Notes, in each case, will require the consent of the Holders of at least 662/3% in aggregate principal amount of Notes and Pari Passu Secured Debt then outstanding, voting as one class.

The Indenture and the Notes may be amended by Arch Coal and the Trustee without the consent of any Holder of the Notes to:

(a)                                 cure any ambiguity, omission, defect or inconsistency in any manner that is not adverse in any material respect to any Holder of the Notes;

(b)                                 provide for the assumption by a Surviving Person of the obligations of Arch Coal under the Indenture;

(c)                                  provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(d)                                 add Note Guarantees with respect to the Notes or confirm and evidence the release, termination or discharge of any security or Note Guarantee when such release, termination or discharge is permitted by the Indenture;

(e)                                  add to the covenants of Arch Coal and the Restricted Subsidiaries for the benefit of the Holders of the Notes or surrender any right or power conferred upon Arch Coal;

(f)                                   make any change that does not adversely affect the rights of any Holder of the Notes;

(g)                                  provide for the issuance of Additional Notes in accordance with the Indenture;

(h)                                 to evidence and provide for the acceptance of appointment by a successor Trustee;

(i)                                     to add to the Collateral securing the Notes;

(j)                                    to provide for the release of Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture;

(k)                                 to secure any Debt that is permitted to be incurred in accordance with the Indenture under the Security Documents and to appropriately include the same in the New Intercreditor Agreement and the Existing Intercreditor Agreement;

(l)                                     to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the holders of the Notes, as additional security for the payment and performance of all or any portion of the 1.5 Priority Liens, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

(m)  to conform the text of the Indenture, the Security Documents or the Notes to any provision of this “Description of New 2022 Secured Notes” to the extent that such provision in this “Description of New 2022 Secured Notes” was intended to be a recitation of a provision of the Indenture, the Security Documents or the Notes; or

(n)                                 to make any amendment to the provisions of the Indenture relating to the transfer and legending of the Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer the Notes.

The consent of the Holders of the Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, Arch Coal is required to mail, or arrange to be mailed, to each registered Holder of the Notes at such Holder’s address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

Arch Coal at any time may terminate all of its obligations under the Notes and the Indenture and all obligations of the Guarantors may be discharged with respect to their Note Guarantees (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. Arch Coal at any time may terminate:

(1)                                 its obligations under the covenants described under “—Repurchase at the Option of Holders Upon a Change of Control,” “—Certain Covenants” and “—Reports” (and thereafter any omission to comply with these covenants will not constitute a Default or Event of Default with respect to the Notes);

(2)                                 the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries described under “—Events of Default” above; and

(3)                                 the limitations contained in clause (d) under the first paragraph of “—Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

Arch Coal may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If Arch Coal exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If Arch Coal exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under “—Certain Covenants” or “—Reports”), (5), (6) or (7) (with respect only to Significant Subsidiaries) under “—Events of Default” above or because of the failure to comply with clause (d) under the first paragraph of “—Merger, Consolidation and Sale of Property” above.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a)                                 Arch Coal irrevocably deposits in trust with the Trustee money or U.S. Government Obligations, or a combination thereof, for the payment of principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be;

(b)                                 Arch Coal delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to be defeased to maturity or redemption, as the case may be;

(c)                                  91 days pass after the deposit is made, and during the 91-day period, no Default described in clause (7) under “—Events of Default” occurs with respect to Arch Coal or any other Person making such deposit which is continuing at the end of the period;

(d)                                 no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e)                                  such deposit does not constitute a default under any other material agreement or instrument binding on Arch Coal or any of its Restricted Subsidiaries;

(f)                                   in the case of the legal defeasance option, Arch Coal delivers to the Trustee an Opinion of Counsel stating that:

(1)         Arch Coal has received from the Internal Revenue Service a ruling, or

(2)         since the date of the Indenture there has been a change in the applicable U.S. federal income tax law, to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(g)                                  in the case of the covenant defeasance option, Arch Coal delivers to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(h)                                 Arch Coal delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

The Collateral will be released from the Liens securing the Notes, as provided under the caption “Security—Release of Liens,” upon a legal defeasance or covenant defeasance in accordance with the provisions described above.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)                                 either:

(a)         all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Arch Coal) have been delivered to the Trustee for cancellation; or

(b)         all Notes that have not been delivered to the Trustee for cancellation are to be called for redemption within one year and an irrevocable notice of redemption with respect thereto has been deposited with the Trustee or will become due and payable within one year and Arch Coal or a Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)                                 no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Arch Coal or any Guarantor is a party or by which Arch Coal or any Guarantor is bound;

(3)                                 Arch Coal or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)                                 Arch Coal has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, Arch Coal must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Liens securing the Notes, as provided under the caption “Security—Release of Liens,” upon a satisfaction and discharge in accordance with the provisions described above.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of Arch Coal or any Guarantor, as such, will have any liability for any obligations of Arch Coal or the Guarantors under the Notes, the Indenture, the Note Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Governing Law

The Indenture, the Notes and the Security Documents (other than any real property mortgages on parcels located outside of the State of New York) will be governed by the laws of the State of New York.

The Trustee

U.S. Bank National Association will be the Trustee under the Indenture.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“1.5 Lien Obligations” means the Debt incurred and Obligations under the Indenture and any Pari Passu Secured Debt.

“1.5 Priority Liens” means all Liens in favor of the Collateral Agent on Collateral securing the 1.5 Lien Obligations, including, without limitation, any Pari Passu Secured Debt.

“Additional Assets” means:

(a)                                 any Property (other than cash, Cash Equivalents and securities) to be owned by Arch Coal or any of its Restricted Subsidiaries and used in a Permitted Business; or

(b)                                 Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Arch Coal or another Restricted Subsidiary from any Person other than Arch Coal or an Affiliate of Arch Coal; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means:

(a)                                 any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

(b)                                 any other Person who is a director or officer of:

(1)         such specified Person;

(2)         any Subsidiary of such specified Person; or

(3)         any Person described in clause (a) above.

For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Amended and Restated Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement, dated as of June 14, 2011 and amended as of May 16, 2012, November 20, 2012, November 21, 2012 and December 17, 2013, by and among Arch Coal, PNC Bank, National Association, as Administrative Agent and the other lenders named therein providing for up to $2.05 billion of term loan borrowings, including the New Term Loans, and $254.0 million of revolving credit borrowings, including the New Revolving Loans, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“Applicable Premium” means with respect to any Note on any redemption date, the greater of:

(1)                                 1.0% of the principal amount of such Note on such redemption date; and

(2)                                 the excess, if any, of (i) the present value at such redemption date of (A) the redemption price of such Note at August 15, 2018 (each such redemption price being set forth in the applicable table appearing above under the caption “—Optional Redemption”), plus (B) all required interest payments due on such Note through August 15, 2018 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (ii) the principal amount of such Note.

“Arch Coal 9.875% Senior Notes Indenture” means the Indenture dated as of November 21, 2012 by and among Arch Coal, the subsidiary guarantors named therein and UMB Bank National Association, as trustee, pursuant to which certain of the Arch Coal Senior Notes were issued, as amended or supplemented to the Issue Date.

“Arch Coal 83/4% Senior Notes Indenture” means the Indenture dated as of July 31, 2009 by and among Arch Coal, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee, pursuant to which certain of the Arch Coal Senior Notes were issued, as amended or supplemented to the Issue Date.

“Arch Coal 71/4% Senior Notes Indenture” means the Indenture dated as of August 9, 2010, as supplemented by a first supplemental indenture dated as of August 9, 2010 by and among Arch Coal, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee, pursuant to which certain of the Arch Coal Senior Notes were issued, as amended or supplemented to the Issue Date.

“Arch Coal 7.000% Senior Notes and 7.250% Senior Notes Indenture” means the Indenture dated as of June 14, 2011 by and among Arch Coal, the subsidiary guarantors named therein and UMB Bank National Association, as trustee, pursuant to which certain of the Arch Coal Senior Notes were issued, as amended or supplemented to the Issue Date.

“Arch Coal Secured Notes” means (i) the $350.0 million aggregate principal amount of 8.000% senior secured second lien notes due 2019 issued by Arch Coal and (ii) the New 2023 Secured Notes.

“Arch Coal Secured Notes Indentures” means the Indenture dated as of December 17, 2013 by and among Arch Coal, the subsidiary guarantors named therein and UMB Bank National Association as trustee and collateral agent, pursuant to which Arch Coal’s 8.000% senior secured second lien notes due 2019 were issued, as amended or supplemented to the Issue Date, and the indenture pursuant to which the New 2023 Secured Notes will be issued or the Issue Date.

“Arch Coal Senior Notes” means (i) the $375.0 million aggregate principal amount of 9.875% Senior Notes due 2019 issued by Arch Coal, (ii) the $600.0 million aggregate principal amount of 83/4% Senior Notes due 2016 issued by Arch Coal, (iii) the $500.0 million aggregate principal amount of 71/4% Senior Notes due 2020 issued by Arch Coal, (iv) the $1,000.0 million aggregate principal amount of 7.000% Senior Notes due 2019 issued by Arch Coal and (v) the $1.000.0 million aggregate principal amount of 7.250% Senior Notes due 2021 issued by Arch Coal.

“Arch Coal Senior Notes Indentures” means the Arch Coal 9.875% Senior Notes Indenture, the Arch Coal 71/4% Senior Notes Indenture, the Arch Coal 83/4% Senior Notes Indenture and the Arch Coal 7.000% Senior Notes and 7.250% Senior Notes Indenture.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by Arch Coal or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a)                                 any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares); or

(b)                                 any other Property of Arch Coal or any of its Restricted Subsidiaries outside of the ordinary course of business of Arch Coal or such Restricted Subsidiary, other than, in the case of clause (a) or (b) above,

(1)         any disposition by a Restricted Subsidiary to Arch Coal or by Arch Coal or its Restricted Subsidiary to a Restricted Subsidiary;

(2)         any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(3)         any disposition effected in compliance with the first paragraph of the covenant described under “—Merger, Consolidation and Sale of Property;”

(4)         any disposition in a single transaction or a series of related transactions of assets for aggregate consideration of less than $100.0 million;

(5)         a disposition of Cash Equivalents;

(6)         a disposition of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7)         a disposition of any property or equipment that has become damaged, worn out or obsolete;

(8)         any disposition of accounts receivable and related assets or an interest therein pursuant to a Receivables Facility;

(9)         the creation or perfection of a Lien not prohibited by the Indenture (but not the sale or other disposition of any asset subject to such Lien);

(10)  the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(11)  the sale or other disposition (whether or not in the ordinary course of business) of coal properties, provided at the time of such sale or other disposition such properties do not have associated with them any proved reserves.

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a)                                 the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b)                                 the sum of all such payments.

“Board of Directors” means the board of directors of Arch Coal.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “—Certain Covenants— Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership or limited liability company interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate proceeds, including cash and the Fair Market Value of Property other than cash, received by Arch Coal from the issuance or sale (other than to a Subsidiary of Arch Coal or an employee stock ownership plan or trust established by Arch Coal or any such Subsidiary for the benefit of their employees) by Arch Coal of its Capital Stock (other than Disqualified Stock) or from a contribution to its common equity capital, in each case after the Issue Date, and net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale or contribution, as the case may be, and net of taxes paid or payable as a result thereof.

“Cash Equivalents” means any of the following:

(a)                                 Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(b)                                 Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act));

(c)                                  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1)         a bank meeting the qualifications described in clause (b) above or

(2)         any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d)                                 Investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of Arch Coal) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act));

(e)                                  direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option; provided that:

(1)         the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act)), and

(2)         such obligations mature within 365 days of the date of acquisition thereof; and

(f)                                   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

“Change of Control” means the occurrence of any of the following events:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Arch Coal (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation); or

(b)                                 the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of Arch Coal and its Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary of Arch Coal), shall have occurred; or

(c)                                  the adoption of any plan of liquidation or dissolution of Arch Coal. “Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the property and assets, in each case, that are held by Arch Coal or any of the Guarantors, to the extent that such assets secure the First Lien Obligations and to the extent that a junior-priority security interest is able to be granted or perfected therein, in each case, other than Excluded Assets.

“Collateral Agent” means the Trustee, in its capacity as Collateral Agent under the Security Documents together with its successors.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

“Concurrent Exchange Offer and Consent Solicitation” means Arch Coal’s offer to exchange 6.25% Trust Certificates due 2021 of Arch Pass Through Trust for any and all outstanding 7 1/4% Senior Notes due 2020 of Arch Coal pursuant to that certain Confidential Offering Memorandum and Consent Solicitation Statement dated July 2, 2015.

“Concurrent Ineligible Holders Offer” means the offer to holders of 7 1/4% Senior Notes due 2020 of Arch Coal, who are not eligible to participate in the Exchange Offer or the Concurrent Exchange Offer and Consent Solicitation to exchange their 7 1/4% Senior Notes due 2020 of Arch Coal for the 6.25% Trust Certificates due 2021 of Arch Pass Through Trust.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of Arch Coal and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a)                                 all intercompany items between Arch Coal and any Restricted Subsidiary or between Restricted Subsidiaries; and

(b)                                 all current maturities of long-term Debt.

“Consolidated Interest Coverage Ratio” of a Person means, as of any date of determination, the ratio of:

(a)                                 the aggregate amount of EBITDA of such Person for the most recent four consecutive fiscal quarters for which internal financial statements are available to

(b)                                 Consolidated Interest Expense of such Person for such four fiscal quarters; provided, however, that:

(1)         if

(A)                               since the beginning of such period such Person or any Restricted Subsidiary of such Person has Incurred any Debt that remains outstanding or Repaid any Debt or

(B)                               the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if such Person or such Restricted Subsidiary of such Person had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2)         if

(A)                               since the beginning of such period such Person or any Restricted Subsidiary of such Person shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary of such Person (or any Person which becomes a Restricted Subsidiary of such Person) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business;

(B)                            the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition; or

(C)                               since the beginning of such period any other Person (that subsequently became a Restricted Subsidiary of such Person or was merged with or into such Person or any

Restricted Subsidiary of such Person since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition,

then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary of such Person is sold during the period, such Person shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent such Person and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

“Consolidated Interest Expense” of a Person means, for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by such Person or its Restricted Subsidiaries,

(a)                                 interest expense attributable to Capital Lease Obligations;

(b)                                 amortization of debt discount and debt issuance cost, including commitment fees;

(c)                                  capitalized interest;

(d)                                 non-cash interest expense;

(e)                                  commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing;

(f)                                   net costs associated with Interest Rate Agreements (including amortization of fees);

(g)                                  Disqualified Stock Dividends;

(h)                                 Preferred Stock Dividends;

(i)                                     interest Incurred in connection with Investments in discontinued operations;

(j)                                    interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by such Person or any of its Restricted Subsidiaries; and

(k)                                 the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person) in connection with Debt Incurred by such plan or trust.

“Consolidated Net Income” of a Person means, for any period, the net income (loss) of such Person and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any other Person (other than such Person) if such other Person is not a Restricted Subsidiary, except that:

(1)         subject to the exclusion contained in clause (c) below, equity of such Person and its consolidated Restricted Subsidiaries in the net income of any such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such other Person during such period to such Person or its Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below), and

(2)         the equity of such Person and its consolidated Restricted Subsidiaries in a net loss of any other Person for such period shall be included in determining such Consolidated Net Income to the extent such Person or any Restricted Subsidiary of such Person has actually contributed, lent or transferred cash to such other Person;

(b)                                 any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to such Person, except that:

(1)         subject to the exclusion contained in clause (c) below, the equity of such Person and its consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that is or could be dividended or distributed or otherwise paid (including through making loans and repaying Debt) by such Restricted Subsidiary during such period to such Person or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b)); and

(2)         the equity of such Person and its consolidated Restricted Subsidiaries in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(c)                                  any gain or loss realized upon the sale or other disposition of any Property of such Person or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

(d)                                 any extraordinary gain or loss;

(e)                                  fees, expenses or charges related to the Transactions;

(f)                                   the cumulative effect of a change in accounting principles; and

(g)                                  any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of such Person or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of such Person (other than Disqualified Stock). Notwithstanding the foregoing, for purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to such Person or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Arch Coal and its consolidated Restricted Subsidiaries, less any amounts attributable to non-Wholly Owned Restricted Subsidiaries that are not consolidated with Arch Coal and plus the portion of the consolidated net tangible assets of a non-Wholly Owned Restricted Subsidiary that is not consolidated with Arch Coal equal to the percentage of its outstanding Capital Stock owned by Arch Coal and its Restricted Subsidiaries, as of the end of the most recent fiscal quarter for which internal financial statements are available as the total assets (determined on a pro forma basis to give effect to any acquisition or disposition of assets made after such balance sheet date and on or prior to such date of determination), and less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of Arch Coal and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a)                                 the excess of cost over fair market value of assets or businesses acquired;

(b)                                 any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of Arch Coal immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP; and

(c)                                  unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Amended and Restated Credit Agreement), or other financing arrangements (including, without limitation, commercial paper facilities or indentures, in each case with banks, investment banks, insurance companies, mutual funds, other institutional lenders, a trustee or any of the foregoing) providing for revolving credit loans, term loans, notes, bonds, indentures, debentures, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (in each case, without limitation as to amount) in whole or in part from time to time and any agreements and related documents governing Debt or obligations incurred to Refinance amounts then outstanding or permitted to be outstanding.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a)                                 the principal of and premium (if any) in respect of:

(1)         debt of such Person for money borrowed, and

(2)         debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b)                                 all Capital Lease Obligations of such Person;

(c)                                  all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreements (but excluding in-kind obligations of such Person relating to net coal balancing positions or bookouts and trade accounts payable, in either case arising in the ordinary course of business);

(d)                                 all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e)                                  the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f)                                   all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g)                                  all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

(h)                                 to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date and provided that any obligations under or in respect of operating leases shall be deemed not to constitute Debt. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1)         zero if such Hedging Obligation has been Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under “—Certain Covenants— Limitation on Debt,” or

(2)         the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Discharge of First Lien Obligations” means (a) cash payment in full of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in any such Insolvency or Liquidation Proceeding) on all outstanding Debt included in the First Lien Obligations, (b) termination or expiration of any commitments to extend credit that would be First Lien Obligations, (c) termination or cash collateralization (in an amount and manner required by the Amended and Restated Credit Agreement), of all letters of credit and contingent obligations of each issuer of such letters of credit in respect of such letters of credit, (d) cash collateralization or other arrangements reasonably satisfactory to First Lien Agent for any indemnification obligations not yet due and payable but for which a claim or demand has been made against a First Lien Secured Party, and (e) cash payment in full of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time principal and interest described in clause (a) are paid (other than indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time).

“Disqualified Stock” means any Capital Stock of a Person or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a)                                 matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)                                 is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

(c)                                  is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Arch Coal to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “—Certain Covenants—Limitation on Asset Sales” and “—Repurchase at the Option of Holders Upon Change of Control” covenants described herein and (ii) such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Arch Coal’s repurchase of such Notes as are required to be repurchased pursuant to “—Certain Covenants—Limitation on Asset Sales” and “—Repurchase at the Option of Holders Upon a Change of Control.”

“Disqualified Stock Dividends” of a Person means all dividends (other than dividends paid in Capital Stock (except Disqualified Stock) of Arch Coal) with respect to Disqualified Stock of such Person held by Persons other than a Wholly Owned Restricted Subsidiary of such Person. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

“EBITDA” of a Person means, for any period, an amount equal to, for such Person and its consolidated Restricted Subsidiaries:

(a)                                 the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1)         the provision for taxes based on income or profits or utilized in computing net loss;

(2)         Consolidated Interest Expense;

(3)         depreciation and depletion;

(4)         amortization of intangibles;

(5)         any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period);

(6)         accruals of Postretirement Medical Liabilities, as defined by GAAP, net of cash payments for such Postretirement Medical Liabilities;

(7)         accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods, net of cash payments for such asset retirement obligations;

(8)         the amount of any unusual or non-recurring losses or charges (or minus any unusual or non-recurring gains), including without limitation, restructuring charges such as retention, severance, systems establishment costs or excess pension, OPEB, black lung settlement, curtailment or other excess charges and fees, expenses or charges related to any offering of Capital Stock or Debt of such Person permitted to be Incurred;

(9)         any net loss (or minus any net gain) attributable to the early extinguishment of Debt, including, without limitation, any premiums or similar charges related to any Debt Refinancing; and

(10)  to the extent not included in (1) through (9) above, the portion of any of the items described in (1) through (9) above of a non-Wholly Owned Restricted Subsidiary that is not consolidated with such Person equal to the percentage of the outstanding common Capital Stock of the non-Wholly Owned Restricted Subsidiary owned by such Person and its Restricted Subsidiaries, minus

(b)                                 all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or distributed or otherwise paid (including through making loans and repaying debt) to such Person by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders or members.

“Equity Offering” means a public or private offering of common Capital Stock (other than Disqualified Stock) of Arch Coal (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Arch Coal).

“Event of Default” has the meaning set forth under “—Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Offer” means the exchange offer contemplated by offer to exchange (i) 7.000% Senior Notes due 2019 (ii) 9.875% Senior Notes due 2019, or (iii) 7.250% Senior Notes due 2021 for (i) 6.25% Trust Certificates due 2021, (ii) New 2022 Secured Notes or (iii) New 2023 Secured Notes pursuant to a Confidential Offering Memorandum dated July 2, 2015.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a)                                 if such Property has a Fair Market Value equal to or less than $100.0 million, by Arch Coal’s principal financial officer; or

(b)                                 if such Property has a Fair Market Value in excess of $100.0 million, by at least a majority of the disinterested members of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

“First Lien Cap” means, on any date of determination, the greater of (a) $2.5 billion and (b) 30% of Consolidated Net Tangible Assets.

“First Lien Documents” means the Amended and Restated Credit Agreement, the other Loan Documents (as defined in the Amended and Restated Credit Agreement), and each of the other agreements, documents, and instruments providing for or evidencing any other First Lien Obligation and any other document or instrument executed or delivered at any time in connection with any First Lien Obligation (including any intercreditor or joinder agreement among holders of First Lien Obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time (whether or not with the same lenders or agents).

“First Lien Lenders” means the “Lenders” from time to time party to, and as defined in, the Amended and Restated Credit Agreement, together with their respective successors and assigns.

“First Lien Obligations” means (i) all Obligations under (and as defined in) Credit Facilities, including, but not limited to, the Amended and Restated Credit Agreement and under any other document relating to Credit Facilities; provided that the aggregate principal amount of, without duplication, revolving credit loans, letters of credit, term loans, other loans, notes or similar instruments provided for under Credit Facilities or any other document relating to Credit Facilities in excess of the First Lien Cap, and any interest relating to such excess amount, shall not constitute First Lien Obligations for purposes of the Indenture and (ii) Hedging Obligations incurred in the ordinary course of business and permitted to be Incurred and so secured under the Amended and Restated Credit Agreement. “First Lien Obligations” shall in any event include: (a) all interest accrued or accruing, or which would accrue, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), on or after the commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien Document, whether or not the claim for such interest allowed or allowable as a claim in such Insolvency or Liquidation Proceeding, (b) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the First Lien Agent and the First Lien Secured Parties on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed or allowable under Section 502 or 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors as a claim in such Insolvency or Liquidation Proceeding, and (c) all obligations and liabilities of each Issuer and each Guarantor under each First Lien Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and payable.

“First Lien Secured Parties” means each of the “First Lien Claimholders” as such term is defined in the New Intercreditor Agreement.

“First Priority Liens” means all Liens that secure the First Lien Obligations.

“Foreign Subsidiary” means any Subsidiary of Arch Coal that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth in:

(a)                                 the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board;

(b)                                 the statements and pronouncements of the Financial Accounting Standards Board;

(c)                                  such other statements by such other entity as approved by a significant segment of the accounting profession; and

(d)                                 the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission;

provided that GAAP shall not give effect to FASB No. APB 14-1.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a)                                 to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)                                 entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1)                                 endorsements for collection or deposit in the ordinary course of business; or

(2)                                 a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment.” The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each of the Restricted Subsidiaries of Arch Coal that issue a Note Guarantee on the Issue Date and any other Restricted Subsidiary of Arch Coal that issue a Note Guarantee in accordance with the provisions of the Indenture.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with “—Certain Covenants—Limitation on Debt,” amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Independent Financial Advisor” means an accounting, appraisal, engineering or banking firm of national standing, provided that such firm or appraiser is not an Affiliate of Arch Coal.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to Arch Coal or any Guarantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Arch Coal or any Guarantor or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of Arch Coal or any Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Arch Coal or any Guarantor.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement.

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments” and “—Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment,” the term “Investment” shall include the portion (proportionate to Arch Coal’s or a Restricted Subsidiary’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of Arch Coal at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Arch Coal shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a)                                 Arch Coal’s “Investment” in such Subsidiary at the time of such redesignation, less

(b)                                 the portion (proportionate to Arch Coal’s or a Restricted Subsidiary’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

If Arch Coal or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary, or any Restricted Subsidiary issues any Capital Stock, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Arch Coal, Arch Coal shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Capital Stock of and all other Investments in such Restricted Subsidiary retained.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Investment Grade Rating” means, a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means the date the Notes are initially issued.

“Junior Lien Documents” means the Arch Coal Secured Notes Indentures and each of the other agreements, documents and instruments providing for or evidencing any other Junior Lien Obligations and any other document or instrument executed or delivered at any time in connection with any Junior Lien Obligation (including any intercreditor or joinder agreement) among holders of Junior Lien Obligations to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time (whether or not with the same agents or lenders).

“Junior Lien Obligations” means the Arch Coal Secured Notes and Obligations under the Arch Coal Secured Notes Indentures and any other Debt secured by Liens ranking junior to the Liens securing the Notes or Note Guarantees.

“Junior Lien Secured Parties” means each of the holders of “Second Lien Obligations” as such term is defined in the Existing Intercreditor Agreement.

“Junior Priority Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Junior Lien Obligations.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Mining Operations” means (i) the removal of coal and other minerals from the natural deposits or from waste or stock piles by any surface or underground mining methods; (ii) operations or activities conducted underground or on the surface associated with or incident to the preparation, development, operation, maintenance, opening and reopening of an underground or surface mine storage or stockpiling of mined materials, backfilling, sealing and other closure procedures related to a mine or the movement, assembly, disassembly or staging of any mining equipment; (iii) milling; (iv) coal preparation, coal processing or testing; (v) coal refuse disposal, coal fines disposal or the operation and maintenance of impoundments; (vi) the operation of any mine drainage system; (vii) reclamation activities and operations; or (viii) the operation of coal terminals, river or rail load-outs or any other transportation facilities.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a)                                 all legal, title and recording tax expenses, accounting, investment banking fees and brokerage and sales commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b)                                 all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(c)                                  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by Arch Coal or any Restricted Subsidiary after such Asset Sale.

“New 2023 Secured Notes” means the 12.000% senior secured notes due 2023.

“New Revolving Loans” means up to $254.0 million aggregate principal amount of first lien drawn loans due May 2021 issued under the Amended and Restated Credit Agreement in connection with the Transactions.

“New Term Loans” means up to $150.0 million aggregate principal amount of first lien secured term loans due May 2021 issued under the Amended and Restated Credit Agreement in connection with the Transactions.

“Note Guarantees” means a Guarantee by a Guarantor of all of Arch Coal’s obligations with respect to the Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President or Senior Vice President of Arch Coal.

“Officers’ Certificate” means a certificate signed by two Officers, at least one of whom shall be the principal executive officer or principal financial officer, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee, in its discretion. The counsel may be an employee of or counsel to Arch Coal.

“Pari Passu Debt” means any Debt of Arch Coal or any Guarantor that is pari passu in right of payment to the Notes or any Note Guarantees, as the case may be.

“Pari Passu Secured Debt” means any Debt of Arch Coal or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees and is secured by a Lien on the Collateral that has the same priority as the Lien securing the Notes and that is designated in writing as such by Arch Coal to the Trustee and the holders of which enter into an appropriate agency agreement with the Collateral Agent.

“Permitted Business” means the business conducted by Arch Coal on the Issue Date, any business that is related, ancillary or complementary or a reasonable extension to the businesses of Arch Coal and its Restricted Subsidiaries on the Issue Date and any business of a nature that is or shall have become (i) related to the extraction, processing, storage, distribution or use of fuels or minerals, including, without limitation, coal gasification, coal liquefaction, natural gas, liquefied natural gas, coalbed or coal mine methane gas and bitumen from tar sands, as well as the production of electricity or other sources of power, such as coal-or natural gas-fueled power generation facilities, wind, solar or hydroelectric power generation facilities or similar activities or (ii) customary in the coal production industry.

“Permitted Investment” means any Investment by Arch Coal or any Restricted Subsidiary in:

(a)                                 Arch Coal or any Restricted Subsidiary;

(b)                                 any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(c)                                  any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, Arch Coal or its Restricted Subsidiary, provided that such Person’s primary business is a Permitted Business;

(d)                                 Cash Equivalents;

(e)                                  receivables owing to Arch Coal or its Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Arch Coal or such Restricted Subsidiary deems reasonable under the circumstances;

(f)                                   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g)                                  loans and advances to employees made in the ordinary course of business permitted by law of Arch Coal or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $5.0 million in the aggregate at any one time outstanding;

(h)                                 stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to Arch Coal or a Restricted Subsidiary or in satisfaction of judgments;

(i)                                     any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales” or any non-cash consideration received in connection with a disposition of Property excluded from the definition of Asset Sale;

(j)                                    Investments in an aggregate amount, together with all other Investments made pursuant to this clause (j), not to exceed 5.0% of Consolidated Net Tangible Assets (with the Fair Market Value being measured at the time made and without giving effect to subsequent changes in value and net of, with respect to the Investment in any particular Person made pursuant to this clause (j), the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, return, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause (j));

(k)                                 other Investments made for Fair Market Value that do not exceed $500.0 million in the aggregate outstanding at any one time (with the Fair Market Value being measured at the time made and without giving effect to subsequent changes in value);

(l)                                     Hedging Obligations that constitute Permitted Debt;

(m)                             Investments in connection with a Receivables Facility;

(n)                                 Investments in Permitted Joint Ventures in an aggregate amount, together with all other Investments made pursuant to this clause (n) not to exceed the greater of (x) $750.0 million and (y) 7.5% of Consolidated Net Tangible Assets (with the Fair Market Value being measured at the time made and without giving effect to subsequent changes in value and net of, with respect to the Investment in any particular Person made pursuant to this clause (n), the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, return, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause (n)); and

(o)                                 Investments in Permitted Joint Ventures and other entities (whether or not a Subsidiary) that are not domiciled or incorporated in the United States, taken together with all other Investments made pursuant to this clause (o) that are at the time outstanding, not to exceed the greater of (x) $500.0 million and (y) 5.0% of Consolidated Net Tangible Assets (with the Fair Market Value being measured at the time made and without giving effect to subsequent changes in value and net of, with respect to the Investment in any particular Person made pursuant to this clause (o), the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, return, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause (o)).

“Permitted Joint Ventures” means any agreement, contract or other arrangement between Arch Coal or any Restricted Subsidiary and any Person engaged principally in a Permitted Business that permits one party to share risks or costs, comply with regulatory requirements or satisfy other business objectives customarily achieved through the conduct of such Permitted Business jointly with third parties.

“Permitted Liens” means:

(a)                                 Liens on Collateral to secure Debt (1) incurred under First Lien Obligations or 1.5 Lien Obligations; provided that the aggregate amount of Debt secured by First Priority Liens shall not exceed the First Lien Cap; or (2) that constitutes Junior Lien Obligations;

(b)                                 Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Debt” and other purchase money Liens to finance Property of Arch Coal or any of its Restricted Subsidiaries; provided that any such Lien may not extend to any Property of Arch Coal or any Restricted Subsidiary, other than the Property acquired, constructed or leased and any improvements or accessions to such Property (including, in the case of the acquisition of Capital Stock of a Person that becomes a Restricted Subsidiary, Liens on the Property of the Person whose Capital Stock was acquired);

(c)                                  Liens for taxes, assessments or governmental charges or levies on the Property of Arch Coal or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(d)                                 Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of Arch Coal or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(e)                                  Liens on the Property of Arch Coal or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of Arch Coal and the Restricted Subsidiaries taken as a whole;

(f)                                   Liens on Property at the time Arch Coal or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into Arch Coal or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Arch Coal or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by Arch Coal or any Restricted Subsidiary;

(g)                                  Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Arch Coal or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(h)                                 pledges or deposits by Arch Coal or any Restricted Subsidiary under workers’ compensation laws, unemployment insurance laws, old-age pensions or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Arch Coal or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of Arch Coal, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(i)                                     utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j)                                    Liens existing on the Issue Date not otherwise described in clauses (a) through (i) above or (k) through (u) below;

(k)                                 Liens on the Property of Arch Coal or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g) or (j) above; provided, however, that any such Liens shall be limited to all or part of the same Property that secured the original Liens (together with improvements and accessions to such Property), such Liens shall not have any greater priority relative to the Notes and the Note Guarantees than the original Liens securing the Debt being refinanced and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1)         the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g) or (j) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture, and

(2)         an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by Arch Coal or such Restricted Subsidiary in connection with such Refinancing;

(l)                                     Liens on Property used to defease or to satisfy and discharge Debt; provided that (a) the Incurrence of such Debt was not prohibited by the Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(m)                             Liens in favor of Arch Coal or any Restricted Subsidiary;

(n)                                 judgment Liens not giving rise to an Event of Default, that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been made;

(o)                                 Liens on accounts receivable and related assets in connection with a Receivables Facility;

(p)                                 rights of banks to set off deposits against debts owed to said bank;

(q)                                 contract mining agreements and leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of Arch Coal or any of its Restricted Subsidiaries;

(r)                                    Liens on Capital Stock of an Unrestricted Subsidiary that secure Debt or other obligations of such Unrestricted Subsidiary;

(s)                                   Liens on the assets of Foreign Subsidiaries securing Debt of Foreign Subsidiaries;

(t)                                    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u)                                 Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof; and

(v)                                 Liens not otherwise permitted by clauses (a) through (u) above securing Debt or other obligations in an aggregate principal amount not to exceed $200.0 million at the time such Debt is Incurred.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a)                                 such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1)         the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced and all accrued and unpaid interest thereon, and

(2)         an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(b)                                 the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced; and

(c)                                  the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include:

(x)         Debt of a Subsidiary of Arch Coal that is not a Guarantor that Refinances Debt of Arch Coal or a Guarantor, or

(y)         Debt of Arch Coal or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” of a Person means all dividends with respect to Preferred Stock of Restricted Subsidiaries of such Person (other than dividends paid in Capital Stock (except Disqualified Stock) of Arch Coal) held by Persons other than such Person or a Wholly Owned Restricted Subsidiary of such Person. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation, as interpreted in good faith by Arch Coal’s principal financial officer or principal accounting officer, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of Arch Coal, as the case may be.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt” means Debt:

(a)                                 consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; and

(b)                                 Incurred to finance the acquisition, construction or lease by Arch Coal or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 365 days after the acquisition, construction or lease of such Property by Arch Coal or such Restricted Subsidiary.

“Rating Agencies” means Moody’s and S&P or if Moody’s and S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Arch Coal which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means one or more receivables financing facilities or arrangements, as amended or modified from time to time, pursuant to which Arch Coal or any Subsidiary sells (including a sale in exchange for a promissory note or Capital Stock of a Receivables Subsidiary) its accounts receivable to a Receivables Subsidiary or a Receivables Subsidiary sells accounts receivables to any other Person; provided such transaction is on market terms at the time Arch Coal or such Subsidiary enters into such transaction.

“Receivables Subsidiary” means a Subsidiary of Arch Coal which engages in no activities other than those reasonably related to or in connection with the entering into of receivables securitization transactions and which is designated by the Board of Directors (as provided below) as a Receivables Subsidiary and:

(1)                                 no portion of the Debt or any other obligations (contingent or otherwise) of which:

(a)         is guaranteed by Arch Coal or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

(b)         is recourse to or obligates Arch Coal or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)          subjects any Property of Arch Coal or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)                                 with which neither Arch Coal nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Arch Coal or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Arch Coal, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(3)                                 to which neither Arch Coal nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any designation of a Subsidiary as a Receivable Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by the Indenture.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “—Certain Covenants—Limitation on Asset Sales” and the definition of “Consolidated Interest Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a)                                 any dividend or distribution (whether made in cash, securities or other Property) declared or paid, on or with respect to any shares of Capital Stock of Arch Coal or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into Arch Coal or any Restricted Subsidiary), except for any dividend or distribution that is (i) made solely to Arch Coal or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders or members of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Arch Coal or a Restricted Subsidiary of dividends or distributions equal to or greater in value than it would receive on a pro rata basis); or (ii) payable solely in shares of Capital Stock (other than Disqualified Stock) of Arch Coal;

(b)                                 the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of Arch Coal (other than from Arch Coal or a Restricted Subsidiary);

(c)                                  the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than (i) Debt permitted under clause (e) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Debt” or (ii) the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

(d)                                 any Investment (other than Permitted Investments) in any Person.

“Restricted Subsidiary” means any Subsidiary of Arch Coal other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby Arch Coal or a Restricted Subsidiary transfers such Property to another Person and Arch Coal or a Restricted Subsidiary leases it from such Person.

“Second Lien Issue Date” means December 17, 2013.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the security agreement dated as of the Issue Date among the Collateral Agent, Arch Coal and the Guarantors granting, among other things, a 1.5 Priority Lien on the Collateral subject to Permitted Liens, in each case in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Pari Passu Secured Debt, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, any mortgages, the Existing Intercreditor Agreement, the New Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Pari Passu Secured Debt, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of Arch Coal within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Arch Coal or any Restricted Subsidiary that are reasonably customary in receivables financing facilities, including, without limitation, servicing of the obligations thereunder.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Debt of Arch Coal or a Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the Note Guarantees pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a)                                 such Person;

(b)                                 such Person and one or more Subsidiaries of such Person; or

(c)                                  one or more Subsidiaries of such Person.

“Surviving Person” means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of the covenant described under “—Merger, Consolidation and Sale of Property,” a Person to whom all or substantially all of the Property of Arch Coal or a Guarantor is sold, transferred, assigned, leased, conveyed or otherwise disposed.

“Transactions” means the entry into and consummation of the Exchange Offer, the Concurrent Exchange Offer and Consent Solicitation and the Concurrent Ineligible Holders Offer and transactions related to such transactions, and the payment of any related fees, expenses or costs.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2018; provided, however, that if the period from the redemption date to August 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(a)                                 any Subsidiary of Arch Coal that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto;

(b)                                 any Subsidiary of an Unrestricted Subsidiary; and

(c)                                  as of the date of the Indenture, Jacobs Ranch Holdings I LLC, a Delaware limited liability company, Jacobs Ranch Holdings II LLC, a Delaware limited liability company, and Jacobs Ranch Coal LLC, a Delaware limited liability company.

After the termination of the covenants upon the Notes obtaining Investment Grade Ratings, all Unrestricted Subsidiaries shall be Restricted Subsidiaries.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” of a Person means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by such Person and its other Wholly Owned Subsidiaries.

Where You Can Find Additional Information

Arch files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may inspect without charge any documents filed by Arch at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Arch Coal, Inc. Arch’s common stock is traded on the New York Stock Exchange. You may also inspect the information Arch files with the SEC at the New York Stock Exchange’s offices at 20 Broad Street, New York, NY 10005. Information about Arch is also available at www.archcoal.com. The information on Arch’s Internet site is not a part of this Description of New 2022 Secured Notes.

Annex D

[Risk Factors]

ANNEX D-1

RISK FACTORS

In addition to the other information incorporated by reference in this notice including without limitation the “Risk Factors” included in our Annual Report for the year ended December 31, 2014, you should carefully consider the following risk factors before deciding to participate in the Exchange Transaction. If any of the risks described below or in the documents incorporated by reference actually occurs, our business, business prospects, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the value of the New Notes could decline, and you could lose all or part of your investment. The risks below and those incorporated by reference are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. This notice also contains forward looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward looking statements as a result of specific factors, including the risks described below and in the documents incorporated by reference. Defined terms used herein shall have the meanings as set forth in the notice.

Risks Related to Participating in the Exchange Transaction

The Exchange Transaction may be cancelled or delayed.

We have the right to terminate or withdraw at our sole discretion the Exchange Transaction at any time and for any reason, including failure to satisfy any condition to the Exchange Transaction. Even if the Exchange Transaction is consummated, it may not be consummated on the schedule described in this notice. Accordingly, Holders participating in the Exchange Transaction may have to wait longer than expected to receive their New Notes and Cash Payment, during which time such Holders will not be able to effect transfers or sales of their Old Notes tendered pursuant to the Exchange Transaction.

You must comply with the applicable Exchange Transaction procedures to receive New Notes.

Delivery of New Notes and Cash Payments in exchange for Old Notes properly tendered and accepted for the exchange pursuant to the Exchange Transaction will be made only after timely receipt by the Trustee of the following:

•                  book-entry confirmation of a book-entry transfer of Old Notes into the Trustee’s account at DTC, New York, New York as a depositary;

•                  a complete and signed Exchange Agreement, or facsimile copy; and

•                  any other documents required by the Exchange Agreement.

Therefore, Holders of Old Notes who would like to tender Old Notes in exchange for New Notes and Cash Payments should be sure to allow enough time for the necessary documents to be timely received by the Trustee. We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. If you are a beneficial owner of Old Notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the Exchange Transaction, you should promptly contact the person in whose name your Old Notes are registered and instruct that person to tender your Old Notes on your behalf.

The exchange ratio for the Exchange Transaction does not reflect any independent valuation of the Old Notes or the New Notes.

We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the exchange ratio or the relative values of the Old Notes or New Notes. If you tender your Old Notes, you may receive less value than if you keep such Old Notes. We cannot assure you that if you tender your Old Notes, you will receive more or as much value than if you choose to keep them. Additionally, if you tender your Old Notes, there will be a reduction in the aggregate principal amount of debt owed to you and, in the event of a bankruptcy or liquidation proceeding, you may have a smaller claim than if you had retained your Old Notes.

We may recognize a significant amount of cancellation of indebtedness (“COD”) income as a result of the consummation of the Exchange Transaction.

The exchange of Old Notes for New Notes and cash pursuant to the Exchange Transaction is expected to result in COD income to Arch for U.S. federal income tax purposes. Because the amount of COD income to be recognized by Arch depends in part on the fair market value and/or issue price of instruments to be issued on the date of the exchange, the precise amount of COD income, if any, resulting from the exchange of Old Notes cannot be determined prior to the date of the exchange. However, Arch generally anticipates that any COD income that it recognizes in the Exchange Transaction will be offset, at least in part, by its existing net operating losses (“NOLs”) and certain other tax attributes. To the extent that existing NOLs and other tax attributes of Arch are not sufficient to offset fully any COD income, Arch may incur a cash tax liability from such COD income. In addition, because of the U.S. federal income tax rules regarding “applicable high yield discount obligations” (“AHYDOs”), we expect that we will not be permitted to deduct all or a substantial portion of the original issue discount on the New Notes.

Risks to Holders of Old Notes Not Tendered or Not Accepted for Exchange

Holders who fail to exchange their Old Notes may have reduced liquidity after the Exchange Transaction.

As Old Notes are tendered and accepted in the Exchange Transaction, the aggregate principal amount of remaining Old Notes will be reduced. This decrease could reduce the liquidity of the trading markets for the non-tendered Old Notes. We cannot assure you of the liquidity, or even the continuation, of the trading markets for the Old Notes following the Exchange Transaction. Reduced liquidity could adversely affect the market price for Old Notes not tendered or accepted for exchange.

Existing ratings for the Old Notes may not be maintained after the Exchange Transaction.

We cannot assure you that, as a result of the Exchange Transaction, one or more rating agencies will not downgrade or negatively comment upon the ratings for the Old Notes not tendered or accepted for exchange or take action to withdraw their rating of the Old Notes. Any withdrawal, downgrade or negative comment would likely adversely affect the market price of the Old Notes.

If the proposed amendments to the indenture governing the Old Notes become operative, Holders of Old Notes will have less covenant protection than is currently provided by the restrictive covenants in the indenture governing the Old Notes.

The proposed amendments to the indenture governing the Old Notes will result in the amendment of certain restrictive covenants in that indenture to permit the incurrence of additional secured debt. The elimination of these protections could permit us, subject to restrictions in our other debt instruments, to incur certain secured debt previously prohibited under that indenture, which could adversely affect the market prices and credit ratings of the remaining Old Notes.

Claims regarding the Old Notes remaining outstanding following the completion of the Exchange Transaction will be effectively subordinated to claims with respect to our secured indebtedness, including the New Notes.

The unsecured nature of the claims of the Old Notes could materially and adversely affect the value of a Holder’s Old Notes remaining outstanding following the completion of the Exchange Transaction, in the event of a bankruptcy, liquidation or insolvency of us, to the extent of such Holder’s recovery. The New Notes will be secured by liens on the collateral, but the Old Notes will remain unsecured. As a result, the

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Old Notes will be effectively subordinated to our secured indebtedness, including the New Notes and other secured indebtedness expected to be incurred on or around the date of the Exchange Transaction. In the event of our bankruptcy, liquidation or insolvency, it is possible that our unpledged assets will be insufficient to satisfy the claims of the Old Notes and our other unsecured indebtedness remaining outstanding following the completion of the Exchange Transaction.

Our obligations under the New Notes will be secured by liens on the collateral. In the event we defaulted on our outstanding debt obligations, the proceeds from certain sales of collateral will be applied first to satisfy claims made in respect of our secured indebtedness, including the New Notes, which will benefit Holders of the New Notes. As a result, in a bankruptcy, there will be fewer assets available to satisfy our obligations under the Old Notes remaining outstanding following the completion of the Exchange Transaction.

We continuously contemplate future transactions and initiatives related to capital structure, including the concurrent exchange offers (as described in Arch's Current Report on Form 8-K filed on July 2, 2015), in light of, among other things, our substantial indebtedness and the sustained downturn in the coal industry. As a result of these transactions and initiatives, holders of Old Notes may ultimately be in a worse position if they do not participate in the Exchange Transaction.

Future transactions and initiatives that we continuously contemplate and may pursue, including the concurrent exchange offers, may have significant effects on our business, capital structure, ownership, liquidity and/or results of operations. For example, we have pursued, are pursuing and may continue to pursue, from time to time, transactions and initiatives related to capital structure, including, without limitation, the concurrent exchange offers and other debt exchange transactions, debt repurchases, equity or debt issuances, debt refinancing transactions (including extensions of maturity dates), asset sales, joint ventures, recapitalizations, business combinations and other strategic transactions.  There can be no guarantee that any such transactions or initiatives would ultimately be successful or produce the desired outcome, which could ultimately affect us in a material and adverse manner.  Moreover, the effects of any of these transactions or initiatives could be material and adverse to holders of our debt and could be disproportionate, and directionally different, with respect to one class or type of debt than with respect to others.  As a result of these transactions and initiatives, holders of Old Notes may ultimately be in a worse position if they do not participate in the Exchange Transaction.  Despite our current high debt level, we may still be able to incur substantially more debt.  This could further exacerbate the risks associated with our substantial debt.

We may purchase Old Notes in the future at different prices.

We may from time to time purchase any Old Notes that remain outstanding after consummation of the Exchange Transaction through open market or privately negotiated transactions, one or more tender or exchange offers or otherwise, on terms that may be less advantageous to Holders than the terms of the Exchange Transaction.

Risks Relating to the New Notes

We will have a substantial amount of debt following this Exchange Transaction, which will continue to limit our flexibility and imposes restrictions on us, and a continued downturn in economic or industry conditions may materially affect our ability to meet our future financial commitments and liquidity needs.

We have a substantial amount of indebtedness. As of March 31, 2015, after giving effect to the Concurrent Exchange Offer and Consent Solicitation and the Concurrent Exchange Offer (based on certain assumptions), we would have had consolidated indebtedness of approximately $4.2 billion outstanding, including $1.9 billion of first lien debt and $674.2 million of unsecured or junior lien debt that will mature earlier than the debt offered hereby. While we intend to further reduce our debt through the Exchange Transaction and the concurrent exchange transactions, we can provide no assurances that this will be successful.  Our EBITDA has declined as a result of the sustained downturn in the coal industry, and even with the reduced leverage we will experience if this Exchange Transaction and the concurrent exchange transactions are successful, we will remain highly leveraged and cannot assure you that we will continue to be able to satisfy our debt obligations.  Our ability to satisfy our debt obligations, and our ability to refinance our indebtedness, will depend upon our future operating performance, which

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will be affected by prevailing economic conditions in the markets that we serve (and will depend in significant part on an improvement in coal industry conditions within the next several years), and financial, business and other factors, many of which are beyond our control. We may be unable to generate sufficient cash flow from operations and future borrowings or other financing may be unavailable in an amount sufficient to enable us to fund our future financial obligations or our other liquidity needs.

The amount and terms of our debt could have material consequences to our business, including, but not limited to:

•                  limiting our ability to obtain additional financing to fund growth, such as new lease-by- application acquisitions or other mergers and acquisitions, working capital, capital expenditures, debt service requirements or other cash requirements;

•                  exposing us to the risk of increased interest costs if the underlying interest rates rise;

•                  limiting our ability to invest operating cash flow in our business due to existing debt service requirements;

•                  making it more difficult to obtain surety bonds, letters of credit or other financing, particularly during weak credit markets;

•                  causing a decline in our credit ratings;

•                  limiting our ability to compete with companies that are not as leveraged and that may be better positioned to withstand economic downturns;

•                  limiting our ability to acquire new coal reserves and/or plant and equipment needed to conduct operations;

•                  limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we compete and general economic and market conditions; and

•                  making it more difficult to restructure our capital structure in the future.  See “—We continuously contemplate future transactions and initiatives related to capital structure in light of, among other things, our substantial indebtedness and the sustained downturn in the coal industry. As a result of these transactions and initiatives, holders of Old Notes may ultimately be in a worse position if they do not participate in the Exchange Transaction.”

If we further increase our indebtedness, the related risks that we now face, including those described above, could intensify. In addition to the principal repayments on our outstanding debt, we have other demands on our cash resources, including capital expenditures and operating expenses. Our ability to pay our debt depends upon our operating performance. In particular, economic conditions have caused our revenues to decline and, without a significant improvement in coal industry conditions, will hamper our ability to repay our indebtedness. If we do not have enough cash to satisfy our debt service obligations, we may be required to refinance all or part of our debt, sell assets or reduce our spending. We may not be able to, at any given time, refinance our debt or sell assets on terms acceptable to us or at all.

A loss or reduction in our ability to self-bond could have a material adverse effect on our business and results of operations.

Federal and state laws require us to obtain surety bonds or post letters of credit to secure performance or payment of certain long-term obligations, such as mine closure or reclamation costs, federal and state workers’ compensation costs, coal leases and other obligations. The costs of surety bonds have fluctuated in recent years while the market terms of such bonds have generally become more unfavorable to mine operators. These changes in the terms of the bonds have been accompanied at times by a decrease in the number of companies willing to issue surety bonds. We use

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self-bonding to secure performance of certain obligations in Wyoming. Self-bonding commits us to pay directly for reclamation costs rather than obtaining a traditional surety bond. As of December 31, 2014, we have self-bonded an aggregate of approximately $458.5 million. The Land Quality Division of the Wyoming Department of Environmental Quality periodically re-evaluates the amount of the bond, so the current amount is subject to increase.

There can be no assurance that the amount of our self-bonding obligations will not be increased or that we will continue to qualify to self-bond. To the extent we are unable to maintain our current level of self-bonding, due to legislative or regulatory changes or changes in our financial condition, our costs would increase and it could have a material adverse effect on our financial condition and results of operations.

We are a holding company and depend on our subsidiaries to generate sufficient cash flow to meet our debt service obligations, including payments on the New Notes.

We are a holding company, and substantially all of our consolidated assets are held by our subsidiaries. As a holding company, we conduct substantially all of our business through our subsidiaries. Accordingly, our cash flows and ability to meet our debt service obligations, including payments on the New Notes, are largely dependent upon the earnings of our subsidiaries and the payment of such earnings to us in the form of dividends, distributions, loans or otherwise, and repayment of such loans or advances from us. These subsidiaries are separate and distinct legal entities, and we may not exercise sufficient control to cause them to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. The ability of our subsidiaries to pay dividends or make other advances or transfer of funds will depend on their respective results of operations and may be restricted by, among other things, applicable law and contractual provisions limiting the amount of funds available to make dividends and agreements of those subsidiaries.

If the New Notes become rated investment grade by both Standard & Poor’s and Moody’s, certain covenants will be terminated, and you will lose the protection of these covenants permanently, even if such ratings subsequently fall back below investment grade.

Certain covenants in the indenture for the New Notes will be terminated if the notes are rated investment grade by both Standard & Poor’s and Moody’s.  These covenants restrict, among other things, our ability and the ability to our subsidiaries to:

•                  incur additional debt;

•                  make distributions;

•                  sell capital stock or other assets; and

•                  engage in transactions with affiliates.

In the case of such a termination, we will be able to incur additional debt and consummate transactions that may impair our ability to satisfy our obligations with respect to the New Notes. These covenants will not be restored, even if the assigned credit ratings subsequently fall below investment grade.

We may be unable to repurchase the New Notes in the event of a change of control as required by the indenture.

Holders of the New Notes and our other outstanding series of notes will have the right to require us to repurchase the notes at a repurchase price equal to 101% upon the occurrence of certain change of control events specified in the indenture governing the New Notes. Any change of control also would constitute a default under our existing senior secured credit facility. Therefore, upon the occurrence of a change of control, the lenders under our senior secured credit facility would have the right to accelerate the payment obligations

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with respect to outstanding loans under our senior secured credit facility, and if so accelerated, we would be required to pay all of our outstanding obligations under such facility. We may not be able to repay or repurchase the New Notes at that time because we may not have available funds to repay the debt or pay the repurchase price as applicable. There can be no assurance that we would be able to repay such other debt. Any requirement to offer to repay or to purchase any outstanding New Notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms unfavorable to us.

The terms of the agreements governing our indebtedness contain significant restrictions that limit our operating and financial flexibility.

Our credit agreements and the agreements governing our and our subsidiaries’ other indebtedness contain various covenants and other restrictions that limit our ability and the ability of our restricted subsidiaries to engage in specified types of transactions and may adversely affect our ability to operate our business. These covenants and other restrictions limit our and our restricted subsidiaries’ ability to, among other things:

•                  incur additional indebtedness;

•                  pay dividends on, repurchase or make distributions in respect of capital stock or make restricted payments;

•                  make investments;

•                  create liens;

•                  issue and sell capital stock of subsidiaries;

•                  sell or transfer assets;

•                  enter into restrictions affecting the ability of restricted subsidiaries to make distributions, loans or advances to us;

•                  engage in transactions with affiliates;

•                  enter into sale and leaseback transactions; and

•                  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

These restrictions on operations and financings, as well as those that may be contained in future debt agreements, may limit our ability to execute preferred business strategies. Moreover, under certain circumstances, we may be unable to comply with these covenants. If that occurs, our lenders and noteholders could accelerate the payment obligations with respect to that debt. If the payment obligations with respect to our debt obligations are accelerated, we may not be able to repay all of that debt, in which case the indebtedness represented by the New Notes may not be fully repaid, if it is repaid at all.

Despite our current levels of debt, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial debt.

We may be able to incur additional debt in the future. The terms of our credit agreements and the indentures and other agreements governing our and our subsidiaries’ other indebtedness will allow us to incur substantial amounts of additional debt, subject to certain limitations.  For example, as of March 31, 2015, after giving effect to the Exchange Transaction and the concurrent exchange transactions, and assuming all holders are eligible to participate and do so prior to the early tender time, we would have had availability of approximately $122.6 million under our securitization facility. If new debt is added to our current debt levels, the related risks we could face would be magnified.

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The New Notes are structurally subordinated to the existing and future liabilities of our subsidiaries that do not guarantee the New Notes to the extent of the assets of such non-guarantor subsidiaries.

Some of our subsidiaries will not guarantee the New Notes. As a result, the New Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the New Notes. Therefore, our rights and the rights of our creditors to participate in the assets of any subsidiary in the event that such as subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of the non-guarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the New Notes. To the extent that we may be a creditor with recognized claims against any subsidiary, our claims would still be a subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by us. Our subsidiaries may incur additional indebtedness and other liabilities.

As of March 31, 2015, our non-guarantor subsidiaries had approximately $0.8 million of total indebtedness and other liabilities, including trade payables and accrued expenses but excluding intercompany payables. The non-guarantor subsidiaries did not represent any of our consolidated revenues for the year ended December 31, 2014 or for the three months ended March 31, 2015. The non-guarantor subsidiaries and generated negative EBITDA of less than 1% of our consolidated Adjusted EBITDA for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively, and at March 31, 2015 represented approximately 2.7% of our consolidated assets (excluding intercompany receivables).

The issuance of the New Notes, the granting of the liens in respect thereof could be wholly or partially voided as preferential or fraudulent transfer by a bankruptcy court.

If Arch were to become a debtor in a case under the U.S. Bankruptcy Code within 90 days after we consummate the Exchange Transaction (or, with respect to any insiders, as defined in the U.S. Bankruptcy Code, within one year after consummation of the Exchange Transaction), and the court determines that we were insolvent at the time of the Exchange Transaction (for preference purposes, we would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of any bankruptcy petition), the court could find that the issuance of the New Notes or the granting of the liens in respect thereof involved a preferential transfer. If the court determined that the Exchange Transaction effected a preference, then any such preferential transfer (which may include the grant of liens to secure the New Notes), absent any of the U.S. Bankruptcy Code’s defenses to avoidance, may be avoided, in whole or in part, and, to the extent avoided, the value of any consideration Holders received with respect to such New Notes or Cash Payments could be recovered from such Holders and possibly from subsequent transferees. In addition, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court may avoid any transfer of an interest of a debtor in property, or any obligation incurred by a debtor, if among other things, the debtor conveyed the assets with an actual intent to hinder, delay or defraud its creditors, or the debtor received less than reasonably equivalent value in exchange for such transfer or obligation, and the debtor (a) was insolvent or rendered insolvent by reason of such incurrence; (b) was engaged in a business or transaction for which the debtor’s remaining assets constituted unreasonably small capital; or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts mature. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred.  Generally, however, a debtor would be considered insolvent if (a) the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or (b) if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or (c) it could not pay its debts as they become due.

A court may “collapse” the component steps of the restructuring into a single set of integrated transactions to determine whether the restructuring overall effected a fraudulent transfer. The transfers and obligations in respect of the Exchange Transaction may be subject to avoidance under state fraudulent transfer laws or if we become the subject of a bankruptcy proceeding if a court concludes that we issued the

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New Notes, or granted the liens securing such indebtedness, or made the Cash Payments for less than reasonably equivalent value or fair consideration, other elements of the statutes are satisfied, and no applicable defense exists. Here, we will not receive any cash proceeds from the Exchange Transaction. A court may find that the tender of the Old Notes does not constitute reasonably equivalent value or fair consideration for the interests in the New Notes and Cash Payments.

If a bankruptcy petition were filed by or against us, a Holder of the New Notes may have its claims allowed in a lesser amount than the face amount of its claims under the indenture.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the consummation of the Exchange Transaction, the allowed claim of any Holder of the New Notes for the principal amount of such indebtedness may be limited to an amount equal to the sum of:

•                  the original issue price for the New Notes; and

•                  that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code, if any.

Bankruptcy courts have not developed a uniform method for determining the original issue price of indebtedness in an exchange offer. Rather, the facts and circumstances of the particular issuance appear to dictate how the original issue price of indebtedness is determined. Measures of the original issue price of indebtedness in an exchange offer have included the fair market value of the notes being exchanged (i.e., old notes) at the time of the exchange and the selling price of the issued indebtedness on their first day of trading. The U.S. Bankruptcy Court for the Southern District of New York ruled that unamortized original issue discount generated by a fair value debt exchange would not be disallowed in bankruptcy as a claim for un-matured interest. However, this decision may be subject to appeal and is not binding on courts in other jurisdictions. Accordingly, any original issue discount that was not amortized as of the date of the bankruptcy filing may be disallowed as un-matured interest in bankruptcy. Thus, a Holder of New Notes under these circumstances may have its claims allowed in a lesser amount than the face amount of its claims would be under the terms of the indenture, even if sufficient funds are available to pay the Holder the unamortized portion of any original issue discount as of the bankruptcy filing.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require debtholders to return payments received or prevent debtholders from receiving payments.

If we or a guarantor becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court may void, subordinate or otherwise decline to enforce the New Notes, a guarantee may be voided, or claims in respect of a guarantee may be subordinated to all other debts of that guarantor. The guarantees may be voided as fraudulent transfers if the guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•                  was insolvent or rendered insolvent by reason of such incurrence; or

•                  was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•                  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The court might also avoid such guarantee, without regard to the above factors, if it found that the subsidiary entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guaranty and security agreements if the guarantor did not substantially benefit directly or indirectly from the issuance of the New Notes. Because the guarantees are for our benefit and only indirectly for the

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benefit of the guarantors, a court could conclude that the guarantors received less than fully equivalent value.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•                  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•                  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•                  it could not pay its debts as they become due.

Each guaranty contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guaranties from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guaranty worthless.

We cannot assure you as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. Sufficient funds to repay the New Notes may not be available from other sources, including Arch or the remaining guarantors, if any. If a court avoided such guarantee, you would no longer have a claim against such subsidiary or the collateral granted by such subsidiary to secure its guarantee. In addition, the court might direct you to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the related indebtedness from another subsidiary or from any other source.

In the event of our bankruptcy, the ability of Holders to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of Holders of New Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from, among other things, repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be obtained. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” During the pendency of a bankruptcy case, a secured creditor may be entitled to request “adequate protection” to protect the value of the secured creditor’s interest in its collateral, but the adequate protection, if any, actually provided to a secured creditor may vary according to the circumstances. Adequate protection may include cash payments or the granting of additional security. Following notice and a hearing, the bankruptcy court may award adequate protection to secured creditors based upon diminution in value of the collateral as a result of the debtor’s use, sale or lease of such collateral during the pendency of the bankruptcy case or the imposition of the automatic stay. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the collateral and administrative agent under the indenture governing the New Notes could foreclose upon or sell the collateral.

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on debt which is to be repaid first out of the proceeds of collateral, the Holder would hold a secured claim to the extent of the value of such collateral to which the Holder is entitled and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a

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debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

The New Notes will have a later maturity than the Old Notes.

If the Exchange Transaction is completed, the New Notes will have a later maturity than the Old Notes. Holders of New Notes will be exposed to the risk of nonpayment for a longer period than the holders of Old Notes that remain outstanding. For example, following the maturity date of the Old Notes, but prior to the maturity date of the New Notes, Arch may become subject to a bankruptcy or similar proceeding. If such a proceeding were to occur, holders of Old Notes may be paid in full at maturity, while there is a risk that the holders of New Notes would not be paid in full in connection with any bankruptcy or similar proceeding.

An active trading market may not develop for the New Notes.

The New Notes are a new issuance of securities. There is no established public trading market for the New Notes, and an active trading market may not develop. We do not intend to apply for the New Notes to be listed on any securities exchange.  There may be limited liquidity of any trading market that does develop for the New Notes. In addition, the liquidity of the trading market in the New Notes, and the market prices quoted for such securities, may be adversely affected by changes in the overall market for this type of instrument and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. The Old Notes are trading at a discount and the New Notes may trade at a discount to their face value as well. As a consequence, an active trading market may not develop for the New Notes, Holders may not be able to sell their securities, or, even if they can sell their securities, they may not be able to sell them at acceptable prices.

You are responsible for determining the legality of your own investment.

Investing in the New Notes may raise legal issues for different classes of investors. You are responsible for determining whether you have the legal power, authority and right to invest in the New Notes.  Arch and its affiliates express no view as to your legal power, authority or right to invest in the New Notes. You are urged to consult your own legal advisors as to such matters. You must be able to make the representations and warranties contained in the Exchange Agreement.

Risks Related to the Collateral Securing the New Notes

It may be difficult to realize the value of the collateral securing the New Notes.

The collateral securing the New Notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the administrative agent, in its reasonable discretion, for the New Notes and any other creditors that also have the benefit of liens on the collateral securing the New Notes from time to time, whether on or after the date the New Notes are issued (including exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the administrative agents or collateral agent, in their reasonable discretion, under our existing senior secured credit facilities). We have not analyzed the effect of, nor

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participated in any negotiations relating to, such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the New Notes as well as the ability of the collateral agent, to realize or foreclose on such collateral.

The collateral securing the New Notes does not include all of our or the guarantors’ assets. In particular, the collateral does not include (i) certain undeveloped land, (ii) vehicles or other assets subject to certificates of title that do not secure first lien obligations, (iii) assets which, in the discretion of the administrative agent under our senior secured credit facility, the taking of liens thereupon is impractical, prohibited by law or commercially unreasonable, (iv) assets of any non-guarantor subsidiary and (v) capital stock or other securities of any of our foreign subsidiaries (except for 65% of the capital stock or other securities in any first-tier foreign subsidiaries). No appraisals of any collateral have been prepared in connection with the Exchange Transaction. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The fair market value of the collateral as of the date of this notice may not exceed the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the New Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. Any claim for the difference between the amount, if any, realized from the sale of the collateral will rank equal in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the New Notes and our first lien obligations, including the debt under our senior secured credit facility, interest may cease to accrue on the New Notes from and after the date the bankruptcy petition is filed.

In the future, the obligation to grant additional security over assets, or a particular type or class of assets, whether as a result of the acquisition or creation of future assets or subsidiaries, the designation of a previously unrestricted subsidiary or otherwise, is subject to the agreement governing our senior secured credit facility and related security documents. These agreements set out a number of limitations on the rights of the lenders under the senior secured credit facility to require assets to be pledged as collateral in certain circumstances, which may result in, among other things, the amount recoverable under any security provided by us or any guarantor being limited and/or security not being granted over a particular type or class of assets. Accordingly, this may affect the value of the security provided by us and the guarantors.

The security interest of the collateral agents will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agents may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agents will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agents may not have the ability to foreclose upon those assets, and the value of the collateral may significantly decrease.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the New Notes and the guarantees. There are also certain other assets that are also excluded from the collateral.

The collateral securing the New Notes may be subject to existing permitted liens. The indenture governing the New Notes (as well as our other debt agreements) also will permit liens in favor of third parties to secure additional debt, including purchase money indebtedness and capitalized lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the New Notes to the extent the agreements governing such indebtedness prohibit additional liens. In addition, certain categories of assets, such as certain undeveloped land, vehicles or other assets subject to certificates of title that do not secure first lien obligations, assets of any non-guarantor subsidiary and capital stock or other securities of any of our foreign subsidiaries (except for 65% of the capital stock or other securities in any first-tier foreign subsidiaries), are excluded from the collateral securing the New Notes. If an event of default occurs and our payment obligations with respect to the New Notes are accelerated, the New Notes will rank equally in right with the Holders of other unsubordinated and unsecured indebtedness and other liabilities of the

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relevant entity with respect to such excluded assets. As a result, if the value of the assets securing the New Notes (taking into account any secured indebtedness with a prior security interest on such asset) is less than the aggregate amount of the claims of the Holder, the Holder may not receive any substantial recovery from the excluded assets.

The New Notes will be secured by liens that rank junior to the liens securing our senior secured credit facility.

The New Notes will be secured by liens that rank junior in priority to the liens securing our senior secured credit facility.  The effect of this subordination is that upon a default in payment on, or the acceleration of, any obligations under our senior secured credit facility, or in the event of our bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds on the sale of the collateral will be available to pay holders of the New Notes only after all obligations under our senior secured credit facility have been paid in full.  As a result, if the value of the proceeds on the sale of the collateral is less than the value of the claims of the Holders of the New Notes, those claims may not be satisfied in full.

The collateral agent for the New Notes will not control decisions regarding the collateral even after repayment in full of our existing loans.

The Holders of the New Notes will be governed by, and materially limited by, intercreditor agreements.  The holders of first priority lien obligations will control substantially all matters related to the collateral.  As a result, the collateral agent for the first priority lien obligations could decide not to proceed against the collateral, regardless of whether or not there is a default under the credit agreement governing such first priority lien obligations.  In such event, the only remedy available to Holders of the New Notes would be to sue for payment on the notes and the guarantees. In addition, the holders of the New Notes will waive a number of other important rights that would otherwise accrue to a secured creditor in bankruptcy, including the right to seek adequate protection and to object to DIP financings.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law provides that a security interest in certain tangible and intangible assets can be properly perfected and its priority retained only through certain actions undertaken by the secured party. The liens securing the New Notes may not be perfected if the collateral agent is not able to take the actions necessary to perfect any of these liens at or prior to the date of the indenture governing the New Notes. There can be no assurance that the collateral agent on behalf of the Holders of our existing notes has taken all actions necessary to create properly perfected security interests in the collateral securing the New Notes. In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and the guarantors have limited obligations to perfect the lenders’ security interest in specified collateral. There can be no assurance that the collateral agent for the New Notes will monitor the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the New Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the New Notes against third parties.

Security over all of the collateral may not be in place upon the date of issuance of the New Notes.

Certain security interests may not be in place on the date of the issuance of the New Notes or may be not perfected on such date. For example, with respect to Collateral perfected by mortgages, Arch will be required to use commercially reasonable efforts to execute and record amendments to record such security interests as soon as practicable following the Issue Date, but in any event no later than 180 days after the date of the issuance of the New Notes. Any issues that we are unable to resolve in connection with

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the recordation of such security interests may negatively impact the value of the collateral. To the extent a security interest in certain collateral is perfected following the date of issuance of the New Notes, it might be avoidable in bankruptcy.

If we or any guarantor were to become subject to a bankruptcy proceeding after the date of the issuance of the New Notes, any mortgage delivered after the issue date of the notes would face a greater risk of being invalidated than if we had delivered it at the issue date. If a mortgage is delivered after the issue date, it will be treated under bankruptcy law as if it were delivered to secure previously existing debt, which is materially more likely to be avoided as a preference by the bankruptcy court than if the mortgage were delivered and promptly recorded at the time of the issuance of the New Notes. To the extent that the grant of any such mortgage is avoided as a preference, you would lose the benefit of the security interest in the core property that the mortgage was intended to provide.

There are circumstances, other than repayment or discharge of the New Notes, under which the collateral securing the New Notes and guarantees will be released automatically, without your consent.

Under various circumstances, all or a portion of the collateral may be released. In addition, a guarantee of the New Notes will be released in connection with a sale or merger of the applicable guarantor in a transaction not prohibited by the indenture.

The indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the New Notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the New Notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the New Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the restricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.

No title insurance reports or policies will be delivered to the collateral agent in connection with the mortgages securing the New Notes. There will be no independent assurance, therefore, among other things, that there are no liens other than those permitted by the indenture encumbering such real properties.

No title insurance will be obtained with respect to the mortgaged properties securing the New Notes. As a result, there is and will be no independent assurance that, among other things, (i) the real property interests encumbered by the mortgages includes all of the property interests owned by us and our subsidiaries that we intended to include, (ii) that our title (or that of our subsidiaries) to such owned real property interests is not encumbered by liens and other defects not permitted by the indenture and (iii) no unpaid taxes, encroachments, adverse possession claims, zoning or other restrictions exist with respect to such owned real property interests which could result in a material adverse effect on the value or utility of such owned real property interests. Consequently, one or more of the mortgages securing the New Notes may need to be amended in the future in the event a discrepancy in the description of the real estate is discovered and/or we may need to take remedial action to resolve other matters that are disclosed by current title and lien searches.

State law may limit the ability of the collateral agent to foreclose on real property and improvements included in the collateral securing the New Notes.

The New Notes will be secured by, among other things, liens on real property and improvements located in various states. State laws may limit the ability of the collateral agent to foreclose on the improved real property collateral located therein. State laws govern the perfection, enforceability and foreclosure of mortgage liens against real property which secure debt obligations such as the New Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property.

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Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing law may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral securing the New Notes regardless of the location of the collateral securing the New Notes and may limit the right to recover a deficiency following a foreclosure.

The collateral agent for the New Notes also may be limited in its ability to enforce a breach of the “no liens” covenant. Some decisions of certain state courts have placed limits on a lender’s ability to accelerate debt as a result of a breach of this type of a covenant. Under these decisions, a lender seeking to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the collateral agent for the New Notes from declaring a default and accelerating the New Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of Holders of the New Notes to enforce the covenant.

The collateral is subject to casualty risks.

Although we maintain insurance policies to insure against losses, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses in the event of a catastrophic loss. We cannot assure you that any insurance proceeds received by us upon the total or partial loss of the pledged collateral will be sufficient to satisfy all of our secured obligations, including the New Notes.

In the event of a total or partial loss to any of the pledged collateral, certain items such as equipment, fixtures and other improvements and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture or construct replacement of such items could cause significant delays.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent might be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the Holders of the New Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

We may incur additional debt that is secured by the collateral for the New Notes on a senior or parity lien basis, which may dilute the security interest of the Holders in the collateral.

The indenture that will govern the New Notes will allow us to secure any debt that we are permitted to incur on a parity lien basis with an equal and ratable security interest in the collateral securing the New Notes offered hereby and other notes secured by pari passu liens which will be offered in the concurrent exchange transactions. In addition, our senior secured credit facilities permit us to incur additional debt secured by first priority liens on the collateral securing the New Notes. These liens will rank senior to the liens securing the New Notes being offered in the Exchange Transaction. In addition, the terms of the New Notes will permit us, subject to certain limitations, to incur additional secured debt ranking equally with, or senior to, the liens securing the New Notes. To the extent any additional senior or parity liens are granted in the future, it will dilute the interests of the New Notes issued hereby in the collateral.

The security over the collateral will not be granted directly to the Holders of the New Notes.

The security interests in the collateral that will secure the obligations of Arch and the guarantors under the New Notes will not be granted directly to the Holders of such indebtedness but will be granted

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only in favor of the collateral agent on behalf of the Holders of the New Notes. As a consequence, the Holders of the New Notes will not be entitled to take enforcement action in respect of the collateral, except through the collateral agent.

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Annex E

[Certain U.S. Federal Income Tax Considerations]

ANNEX E-1

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each term as defined below and, in the aggregate, referred to as “holders”) relating to (i) the exchange of 2020 Notes for the New Notes and cash pursuant to the Exchange Transactions (the “Exchange”), (ii) the adoption of the proposed amendments to the 2020 Notes (as described in the Exchange Agreement) and (iii) the ownership and disposition of the New Notes acquired in the Exchange.

This summary does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax or Medicare tax on net investment income consequences, as well as differing tax consequences that may apply if you are, for instance:

•                  a financial institution;

•                  a regulated investment company;

•                  a dealer or trader in securities that uses a mark-to-market method of tax accounting;

•                  holding 2020 Notes or New Notes as part of a “straddle” or integrated transaction;

•                  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•                  a tax-exempt entity; or

•                  a partnership for U.S. federal income tax purposes.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date hereof may affect the tax consequences described herein.  This summary assumes that the 2020 Notes and New Notes are and will be held as capital assets for U.S. federal income tax purposes.  This summary does not address any aspect of U.S. state, local, gift or estate, or non-U.S. taxation, or any taxes other than income taxes.  You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

TAX CONSEQUENCES TO U.S. HOLDERS

This section applies to you if you are a U.S. Holder.  You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a 2020 Note or New Note and are:

•                  a citizen or individual resident of the United States;

•                  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•                  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment of the Exchange for Participating U.S. Holders

The U.S. federal income tax consequences of the Exchange will depend in part on whether the differences in the terms of the New Notes received as compared to the 2020 Notes being exchanged therefor constitutes a “significant modification” of the 2020 Notes.  Under Treasury Regulations, the modification of a debt instrument (including any exchange of debt instruments) generally is a significant modification if, based on the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.”  The Treasury Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification.  A modification will, however, be treated as a significant modification if it results in a sufficient change in the yield of the debt.  Based on the change of yield, we expect the Exchange to be treated as a significant modification.

If the Exchange is treated as a significant modification of the 2020 Notes, a U.S. Holder that participates in the Exchange will recognize gain or loss on the Exchange unless the Exchange is treated as a recapitalization for U.S. federal income tax purposes.  The Exchange will be treated as a recapitalization if both the 2020 Notes and the New Notes constitute “securities” within the meaning of the provisions of the Code governing reorganizations.  This, in turn, depends upon the terms and conditions of, and other facts and circumstances relating to, the 2020 Notes and the New Notes, and upon the application of numerous judicial decisions.  Most authorities have held that the term to maturity of the debt instrument is one of the most significant factors.  In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities.  Although the matter is not free from doubt because of the absence of authority that is directly on point, we intend to take the position that the Exchange qualifies as a recapitalization for U.S. federal income tax purposes.

Assuming that the Exchange is treated as a recapitalization, a participating U.S. Holder will recognize gain, but not loss, equal to the excess of the sum of the issue price (determined as described below under “Ownership of the New Notes—Issue Price”) of the New Notes and cash received in consideration for the 2020 Notes (other than amounts attributable to accrued interest, which will be treated as a payment of interest) over the holder’s adjusted tax basis in the 2020 Notes, but in no event will the gain recognized exceed the amount of cash received in consideration for the 2020 Notes (excluding cash attributable to accrued interest).  It is unclear what portion of the consideration received by holders should be treated as attributable to accrued but unpaid interest on the 2020 Notes.  As noted below under “Treatment of Additional Payments to Participating U.S. Holders,” we intend to take the position that the additional amounts paid to U.S. Holders who exchange the 2020 Notes before 5:00 p.m. New York City time on July 17, 2015 are additional consideration received for the 2020 Notes, though the tax treatment of these payments is uncertain.  Except with respect to any portion of a New Note received that is attributable to accrued interest, a U.S. Holder will have a tax basis in the New Note received equal to such holder’s adjusted tax basis in the 2020 Note exchanged therefor, reduced by the amount of cash (other than cash attributable to accrued interest) received in consideration for the 2020 Note and increased by the gain, if any, recognized.  A U.S. Holder’s tax basis in the portion of a New Note that is attributable to accrued interest will equal its fair market value at the time of the Exchange.  A U.S. Holder’s holding period in the New Note will include the period of time during which the holder held the 2020 Note, except that the U.S. Holder’s holding period in the portion of a New Note that is attributable to accrued interest will begin the day after the day of the Exchange.  In addition, any market discount on the 2020 Notes prior to the Exchange would survive the Exchange, although some or all of the market discount could effectively be converted into original issue discount, as described below.

If the Exchange fails to qualify as a recapitalization, a U.S. Holder would generally recognize gain or loss equal to the difference, if any, between the amount realized on the Exchange and the U.S. Holder’s adjusted tax basis in the 2020 Notes.  The amount realized would be equal to the issue price (determined as described below under “Ownership of the New Notes—Issue Price”) of the New Notes plus the cash received in consideration for the 2020 Notes.  For these purposes, the amount realized does not include any amount attributable to accrued interest on the 2020 Notes.  A U.S. Holder would recognize ordinary interest

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income to the extent that New Notes and cash received in the Exchange are attributable to accrued interest on the 2020 Notes that has not previously been included in income.  A U.S. Holder’s holding period for a New Note received in the Exchange would commence on the date immediately following the date of the Exchange and the U.S. Holder’s initial tax basis in the New Note received would be the issue price of the New Note (determined as described below under “Ownership of the New Notes—Issue Price”).  If the Exchange is treated as a wash sale within the meaning of Section 1091 of the Code, a U.S. Holder would not be allowed to currently recognize any loss resulting from the Exchange.  Instead, such loss would be deferred, and would be reflected as an increase in the basis of the New Notes.  U.S. Holders should consult their own advisers regarding whether the Exchange may be subject to the wash sale rules.

Subject to the application of the market discount rules discussed in the paragraph immediately below, any gain or loss would be capital gain or loss, and would be long term capital gain or loss if at the time of the Exchange the 2020 Notes have a holding period of more than one year.  The deduction of capital losses for U.S. federal income tax purposes is subject to limitations.

If a U.S. Holder holds 2020 Notes acquired at a “market discount,” any gain recognized by the U.S. Holder in the Exchange would be recharacterized as ordinary income to the extent of the accrued market discount that had not previously been included as ordinary income.

Treatment of Additional Payments to Participating U.S. Holders

The law is unclear with respect to the tax treatment of additional amounts paid to U.S. Holders who exchange the 2020 Notes before 5:00 p.m. New York City time on July 17, 2015.  The receipt of such amounts may be treated either as additional consideration received in exchange for the 2020 Notes or as separate consideration for consenting to the proposed amendments, in which case the payments would constitute ordinary income to the holder.  We intend to treat such payments as additional consideration paid in exchange for the 2020 Notes.  U.S. Holders are urged to consult their tax advisers regarding the proper characterization and treatment of such payments for U.S. federal income tax purposes.

Treatment of the Adoption of the Proposed Amendments to Non-Participating U.S. Holders

The U.S. federal income tax consequences of the adoption of the proposed amendments to a U.S. Holder who continues to hold 2020 Notes after the Exchange Transactions will depend on whether or not, under Treasury Regulations, the adoption of the amendments results in a “significant modification” of the 2020 Notes, as described above under “Treatment of the Exchange for Participating U.S. Holders.”  We intend to take the position that the adoption of the proposed amendments is not a significant modification.  If, however, the adoption of the proposed amendments is treated as a significant modification, the tax consequences would depend on whether the resulting deemed exchange is treated as a recapitalization for U.S. federal income tax purposes or a taxable exchange, as described above under “Treatment of the Exchange for Participating U.S. Holders.”

Ownership of the New Notes

Contingent Payments.  There are circumstances in which we might be required to make payments on the New Notes that would increase the yield of the New Notes, for instance, as described under “Description of New Notes—Repurchase at the Option of Holders Upon a Change of Control.”  We intend to take the position that the possibility of such payments does not result in the New Notes being treated as contingent payment debt instruments under the applicable Treasury Regulations.  Our position is not binding on the IRS.  If the IRS takes a contrary position, a holder of a New Note may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the New Notes, with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield.  In addition, any income on the sale, exchange, retirement or other taxable disposition of the New Notes would be treated as interest income rather than as capital gain.  You should consult your tax adviser regarding the tax consequences if the New Notes were treated as contingent payment debt instruments.  The remainder of this discussion assumes that the New Notes are not treated as contingent payment debt instruments.

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Issue Price.  If there has been a significant modification of the 2020 Notes, the issue price of a New Note received in the Exchange will equal the New Note’s fair market value at the time of the Exchange (reduced by the amount of any pre-acquisition accrued interest, as described under “Pre-Acquisition Accrued Interest” below) if the New Notes are considered to be “publicly traded” within the meaning of the applicable Treasury Regulations.  It is expected that the New Notes will be considered “publicly traded” for U.S. federal income tax purposes.

Payments of Interest.  Stated interest paid on the New Notes (other than any portion of the first interest payment treated as a return of pre-acquisition accrued interest, as described under “Pre-Acquisition Accrued Interest” below) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Pre-Acquisition Accrued Interest.  If a U.S. Holder receives the New Notes after the Early Closing Date (as defined in the Exchange Agreement), a portion of the New Notes exchanged for the 2020 Notes may be allocable to interest that accrued prior to that date (the “pre-acquisition accrued interest”).  A U.S. Holder may take the position that, on the first interest payment date, a portion of the interest received in an amount equal to the pre-acquisition accrued interest should be treated as a return of the pre-acquisition accrued interest and not as a payment of interest on the New Notes.  Amounts treated as a return of pre-acquisition accrued interest should not be taxable when received.  It is not clear in such instance whether to exclude the amount attributable to pre-acquisition accrued interest from a U.S. Holder’s basis, or to reduce a U.S. Holder’s basis by the amount of pre-acquisition accrued interest when it is received.

Original Issue Discount.  If, as is expected, the principal amount of the New Notes exceeds the issue price by an amount that does not satisfy a de minimis test, the excess will be treated as “original issue discount” (“OID”) for U.S. federal income tax purposes.

A U.S. Holder will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method, before the receipt of cash payments attributable to this income.  Under this method, a U.S. Holder generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

A U.S. Holder may make an election to include in income all interest that accrues on the New Notes (including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant-yield method based on the compounding of interest.

AHYDO.  It is expected that the New Notes will be “applicable high yield discount obligations” (“AHYDOs”), as defined in the Code, because it is expected that the yield to maturity of such New Notes will exceed the “applicable Federal rate” in effect at the time of their issuance plus five percentage points.  If the New Notes are AHYDOs, under the rules applicable to AHYDOs, all or a portion of the OID that accrues on the New Notes will not be deductible by Arch.  To the extent that the non-deductible portion of OID would have been treated as a dividend if it had been distributed with respect to Arch’s stock, it will be treated as a dividend to holders of the New Notes for purposes of the rules relating to the dividends-received deduction for U.S. corporate holders.

Market Discount.   If a U.S. Holder’s tax basis in a New Note received in an Exchange is less than the issue price of the New Note, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount.

If a New Note has market discount, a U.S. Holder generally will be required to treat any principal payment, any payment that is not stated interest or any gain on the sale or other taxable disposition of the New Note as ordinary income to the extent of the market discount accrued on the New Note at the time of the payment or disposition unless the U.S. Holder has previously included this market discount in income.  If a U.S. Holder disposes of a New Note with respect to which there is market discount on the New Note in one of certain nontaxable transactions, accrued market discount will be includible as ordinary income as if the U.S. Holder had sold the New Note in a taxable transaction at its then fair market value.  In addition, a

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U.S. Holder may be required to defer, until the maturity of the New Note or its earlier disposition (including in one of certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the New Note.

Acquisition Premium.  If a U.S. Holder’s tax basis in a New Note received in the Exchange is greater than the issue price of the New Note but less than or equal to the New Note’s principal amount, the holder will be considered to have acquired the New Note at an acquisition premium.  Under the acquisition premium rules, the amount of OID that the holder must include in gross income with respect to the New Note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

Amortizable Bond Premium.  If a U.S. Holder’s tax basis in a New Note received in the Exchange is greater than the principal amount of the New Note (disregarding any pre-acquisition accrued interest), the U.S. Holder will be considered to have acquired the New Note with amortizable bond premium, in an amount equal to such excess.  A U.S. Holder may elect to amortize this bond premium, using a constant-yield method, over the remaining term of the New Note.  Because of the optional redemption feature of the New Notes, the value of the amortizable bond premium may be adversely affected.  A U.S. Holder generally may use the amortizable bond premium allocable to an accrual period to offset stated interest otherwise required to be included in income with respect to the New Notes in that accrual period.  In addition, a U.S. Holder will not be required to include any OID in income with respect to the New Notes.  An election to amortize bond premium applies to all taxable debt obligations then owned or thereafter acquired and may be revoked only with the consent of the IRS.

If a U.S. Holder makes a constant-yield election (as described under “Original Issue Discount” above) for the New Notes with amortizable bond premium, that election will result in a deemed election to amortize bond premium for all of the U.S. Holder’s debt instruments with amortizable bond premium, and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Sale, Exchange or Retirement.  Upon the sale, exchange or retirement of a New Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the New Note.  For these purposes, the amount realized does not include any amount attributable to accrued interest, which is treated as described under “Payments of Interest” above.  A U.S. Holder’s adjusted tax basis in a New Note will equal the holder’s initial tax basis in the New Note, increased by the amounts of any market discount and OID that the U.S. Holder previously included in income with respect to the New Note and reduced by any amortized premium and any principal payments received and by the amounts of any other payments other than stated interest.  Except as described in this paragraph, gain or loss recognized on the sale, exchange or retirement of a New Note will generally be capital gain or loss and will be long term capital gain or loss if at the time of sale, exchange or retirement the U.S. Holder’s holding period for the New Note is more than one year.  Exceptions to this general rule apply to the extent of any accrued market discount not previously included in the U.S. Holder’s taxable income.  See “—Market Discount” above.

Backup Withholding and Information Reporting.  Information returns are required to be filed with the IRS in connection with the Exchange, payments on the New Notes and the proceeds from a sale or other disposition of the New Notes, unless the U.S. Holder is an exempt recipient.  A U.S. Holder may also be subject to backup withholding on payments in the Exchange and payments in respect of the New Notes unless the holder provides its taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules or the U.S. Holder provides proof of an applicable exemption.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

This section applies to you if you are a Non-U.S. Holder.  You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a 2020 Note or a New Note that is:

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•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States, in either of which cases you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of a 2020 Note or a New Note.

Treatment of Additional Payments to Participating Non-U.S. Holders

As described above under “Tax Consequences to U.S. Holders — Treatment of Additional Payments to Participating U.S. Holders,” the law is unclear with respect to the tax treatment of additional consideration paid to holders who tender the 2020 Notes before 5:00 p.m. New York City time on July 17, 2015.  We intend to treat such payments as additional consideration paid in exchange for the 2020 Notes.  However, the payments could be seen as separate consideration for consenting to the proposed amendments, in which case the payments may be subject to U.S. withholding tax at a 30% rate (or lower applicable treaty rate).  Non-U.S. Holders are urged to consult their tax advisers regarding the proper characterization and treatment of such payments for U.S. federal income tax purposes.

Ownership or Disposition of New Notes and Exchange of 2020 Notes

Payments on the New Notes.  Subject to the discussion below under “FATCA,” payments of principal and interest (including OID) on the New Notes by Arch or any paying agent to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•                  the holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of Arch entitled to vote;

•                  the holder is not a controlled foreign corporation related, directly or indirectly, to Arch through stock ownership;

•                  the holder certifies on a properly executed IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that it is not a United States person; and

•                  it is not effectively connected with the holder’s conduct of a trade or business in the United States as described below.

If a Non-U.S. Holder cannot satisfy one of the first three requirements described above and interest paid on the New Notes is not exempt from withholding because it is effectively connected with the holder’s conduct of a trade or business in the United States as described below, payments of interest on the New Notes will be subject to withholding tax at a rate of 30%, or the rate specified by an applicable treaty.

Sale or Other Taxable Disposition of the 2020 Notes or New Notes.  Subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of 2020 Notes or New Notes (including pursuant to the Exchange or any deemed exchange of 2020 Notes as a result of the adoption of the proposed amendments, as described above under “Tax Consequences to U.S. Holders—Treatment of the Adoption of the Proposed Amendments to Non-Participating U.S. Holders”), unless the gain is effectively connected with the holder’s conduct of a trade or business in the United States as described below, although any amounts attributable to accrued interest will be treated as a payment of interest.  It is unclear what portion of the consideration received by holders in the Exchange should be treated as attributable to accrued but unpaid interest on the 2020 Notes.

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Effectively Connected Income.  If interest or gain on a 2020 Note or a New Note is effectively connected with a holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the holder), the holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above).  In this case, the Non-U.S. Holder will be exempt from the withholding tax on interest discussed above, although the holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding.  You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of 2020 Notes and New Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting.  Information returns are required to be filed with the IRS in connection with payments of interest on the 2020 Notes and New Notes.  Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a 2020 Note or New Note.  A Non-U.S. Holder may be subject to backup withholding on payments on the 2020 Notes or New Notes or on the proceeds from a sale or other disposition of the 2020 Notes or New Notes unless it complies with certification procedures to establish that it is not a United States person or otherwise establishes an exemption.  The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on debt instruments and (for dispositions after December 31, 2016) of proceeds of sales or redemptions of debt instruments to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies.  If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden).  Arch intends to treat payments on the New Notes as subject to FATCA reporting requirements and, to the extent applicable, FATCA withholding.

Holders should consult their own tax advisers regarding the effects of FATCA on their investment in the New Notes.

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